UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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FIRST AMERICAN FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 29, 2019

Dear Fellow Stockholder,

You are cordially invited to attend our annual meeting of stockholders at 1 p.m. Pacific time on May 7, 2019, at the executive offices of First American Financial Corporation, located at 1 First American Way, Santa Ana, California 92707.

With this letter, we are including the notice for the annual meeting, the proxy statement and the proxy card. We are also including a copy of our 2018 annual report. A map and directions to our executive offices can be found on the inside back cover of the proxy statement.

We have made arrangements for you to vote your proxy over the Internet or by telephone, as well as by mail with the traditional proxy card. The proxy card contains instructions on these methods of voting.

Your vote is important. Whether or not you plan on attending the annual meeting on May 7, 2019, we hope you will vote as soon as possible.

Thank you for your continued support of First American Financial Corporation.

Parker S. Kennedy Chairman of the Board	Dennis J. Gilmore Chief Executive Officer

To be Held on May 7, 2019

The annual meeting of stockholders of First American Financial Corporation, a Delaware corporation (our “Company”), will be held at 1 p.m. Pacific time on May 7, 2019, at the executive offices of the Company, located at 1 First American Way, Santa Ana, California 92707, for the following purposes:

1.

To elect the three persons named in the accompanying proxy statement to serve as Class III directors on our board of directors for a three-year term expiring on the date of the 2022 annual meeting of stockholders;

2.	To approve, on an advisory basis, the Company’s executive compensation;
3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and
4.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Only stockholders of record at the close of business on March 18, 2019 are entitled to notice of the meeting and an opportunity to vote.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2019: First American Financial Corporation’s notice of annual meeting and proxy statement, annual report and other proxy materials are available at www.firstam.com/proxymaterials.

We hope you will attend the meeting to vote in person. For additional information about attending the meeting in person, please see “How do I vote” on page 65. However, if you are unable to attend the meeting and vote in person, please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the questions and answers commencing on page 63 of the proxy statement and the instructions on the proxy card.

Jeffrey S. Robinson

Vice President and Secretary

Santa Ana, California

March 29, 2019

First American Financial Corporation   2019 Proxy Statement | i

ii | 2019 Proxy Statement   First American Financial Corporation

PROXY STATEMENT

Solicitation of Proxies by the Board of Directors

Our board of directors (our “Board”) is soliciting proxies from holders of our common stock for use at the annual meeting of our stockholders to be held on May 7, 2019, at 1 p.m. Pacific time. The meeting will be held at the executive offices of First American Financial Corporation, a Delaware corporation (our “Company” or “First American”), located at 1 First American Way, Santa Ana, California 92707. We have included a map and directions to our executive offices on the inside back cover of the proxy statement for your convenience.

We are mailing this proxy statement and the enclosed proxy card, notice of annual meeting, stockholders letter and 2018 annual report to our stockholders on or about March 29, 2019. In lieu of a proxy card, holders of shares held in street name through a bank, broker or other nominee are receiving a voting instruction form from their bank, broker or other nominee. As used herein, references to “proxy” or “proxy card” also refer to the voting instruction form provided to street name holders.

The remainder of this proxy statement has been divided into five sections. You should read all five sections.

I.	Proposals: this section provides information relating to the proposals to be voted on at the stockholders’ meeting.
II.	Required Information: this section contains information that is required by law to be included in this proxy statement and which has not been included in the other sections.
III.	Corporate Responsibility and Sustainability: this section highlights some of our efforts to reduce our environmental impact and to improve the communities in which we operate.
IV.	Questions and Answers: this section provides answers to a number of frequently asked questions.
V.	Other Information: this section provides other information regarding this proxy, including instructions about how to obtain a copy of our annual report.

Item 2 of the Proposals section and the Compensation Discussion and Analysis section contain certain financial measures that are not presented in accordance with generally accepted accounting principles (“GAAP”), including adjusted return on average total equity, adjusted total revenue, adjusted net income per share and adjusted pretax margins for the Company and for the title insurance and services segment. Please see Appendix A for the rationale behind the presentation of these measures and a reconciliation of these amounts to the nearest GAAP financial measures.

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I. Proposals

Information Regarding the Nominees for Election

The following list provides information with respect to the three persons nominated and recommended to be elected as a Class III director by our Board, to serve for a three-year term expiring on the date of the 2022 annual meeting of stockholders. Each of the nominees is currently serving as a director of the Company.

Age: 55 Director since: 2017 Committees: Governance Independent: Yes

REGINALD H. GILYARD

Mr. Gilyard has been a senior advisor with The Boston Consulting Group, a global management consulting company, since 2012. From 2012 to 2017, he was dean of the Argyros School of Business and Economics at Chapman University. From 1996 to 2012, he held various other positions with The Boston Consulting Group, including as a partner and managing director. Mr. Gilyard was appointed to fill a vacancy on our Board in 2017 upon the recommendation of a non-management director. He is a director of CBRE Group, Inc. (NYSE: CBRE) and Realty Income Corporation (NYSE: O). He began his career serving in the United States Air Force. With his in-depth understanding of the complexities of large businesses and keen grasp of customer needs across a variety of industry sectors, Mr. Gilyard brings to the Board a unique perspective on how we can make our operations more efficient and serve our customers better.

Age: 71 Director since: 2010 Committees: Compensation Executive (chair) Independent: Yes

PARKER S. KENNEDY

Mr. Kennedy has served as chairman of the Board and as a director of the Company since we separated from The First American Corporation in 2010. Mr. Kennedy served as executive chairman of the Company from the separation until his retirement as an employee in February 2012. From 2003 until the separation, he served as The First American Corporation’s chairman and chief executive officer. He also served as The First American Corporation’s president from 1993 to 2004. He served as a director of The First American Corporation and its successor entity, CoreLogic, Inc., from 1987 to 2011, and was CoreLogic, Inc.’s executive chairman from the separation to 2011. Mr. Kennedy also served on the First Advantage Corporation board until 2009. He is a director of the Automobile Club of Southern California. We believe that Mr. Kennedy, who has worked with us in various capacities for over 40 years, has unparalleled executive experience in our industry. He also brings to the Company an incomparable understanding of our history and culture.

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I. Proposals

Age: 64 Director since: 2013 Committees: Audit Compensation Independent: Yes

MARK C. OMAN

Mr. Oman retired from Wells Fargo & Company in 2011, after serving it or its predecessors since 1979. He held numerous positions at Wells Fargo, including senior executive vice president (home and consumer finance) from 2005 until his retirement and group executive vice president (home and consumer finance) from 2002 to 2005. Mr. Oman also served as a director and the chief executive officer of Wachovia Preferred Funding Corp. from 2009 to 2011 and as a director of American Caresource Holdings, Inc. from 2013 to 2017. He is currently involved with several private ventures and serves on a variety of advisory and private-company boards. Mr. Oman brings to the Board important insights into the mortgage market and working with large mortgage lenders.

Information Regarding the Other Incumbent Directors

The following lists provide information with respect to the individuals currently serving as Class I directors, whose current term expires at the 2020 annual meeting of stockholders, and Class II directors, whose term expires in 2021.

Class I Directors—Term Expiring 2020

JAMES L. DOTI

Mr. Doti is president emeritus and professor of economics at Chapman University and served as Chapman University’s president from 1991 to 2016. He has been a director since we separated from The First American Corporation in 2010, and he served as a director of The First American Corporation from 1993 until the separation. He previously served on the boards of Standard Pacific Corp. and Fleetwood Enterprises, Inc. Given his experience as president of Chapman University and with a doctorate in economics from the University of Chicago, Dr. Doti gives our Company insight into the organizational challenges that large companies face and the impact of the economic environment on the Company.

Age: 72 Director since: 2010 Committees: Audit (chair) Executive Independent: Yes

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I. Proposals

MICHAEL D. MCKEE

Mr. McKee has served as a principal of The Contrarian Group, a private equity firm, since 2018. He served as a director of HCP, Inc. (NYSE: HCP), a publicly traded real estate investment trust, from 1989 to 2018, as executive chairman of HCP from 2016 to 2018 and, during 2016, he also served as interim chief executive officer and president of HCP. From 2010 to 2016, Mr. McKee was chief executive officer of Bentall Kennedy (U.S.), a registered real estate investment advisor. He also served as the chief executive officer of The Irvine Company, a privately-held real estate development and investment company, from 2007 to 2008, as vice chairman of its board of directors from 1999 to 2008 and as an executive officer of that company since 1994. Prior to that, he was a partner with the law firm of Latham & Watkins LLP from 1986 to 1994. In addition, Mr. McKee is the Chairman of Realty Income Corporation (NYSE: O) and the Tiger Woods Foundation. He previously served as a director of Mandalay Resort Group, Irvine Apartment Communities, Inc. and Oasis Residential Inc. Mr. McKee brings to the Board significant operating and executive management experience. This experience, combined with Mr. McKee’s extensive background in the real estate industry, facilitates the Board’s oversight of the Company’s operations and enhances its ability to assess strategic opportunities.

Age: 73 Director since: 2011 Committees: Compensation (chair) Independent: Yes

Age: 74 Director since: 2011 Committees: Audit Executive Independent: Yes

THOMAS V. MCKERNAN

Mr. McKernan has served as vice-chair of the board of AAA—Auto Club Enterprises and the Automobile Club of Southern California (the “Auto Club”) since 2018 and from 2012 to 2018 he served as its chairman. Mr. McKernan served as chief executive officer of the Auto Club from 1991 until his retirement in 2012. Mr. McKernan also serves as a director of Payden & Rygel Investment Group and as a trustee of certain funds associated therewith. Other positions held by Mr. McKernan include directorships with various private companies and membership on various advisory councils. In addition, he served as vice chairman of the board of California Physicians Service, Inc., which operates as Blue Shield of California, and its subsidiary, Blue Shield of California Life & Health Insurance Company, until September 2009. Through his operating, information technology and executive management experience, much of it gained in the process of transforming the Auto Club into a leader in the California insurance industry, Mr. McKernan brings to the Company valuable insight into the challenges facing an insurance company that is executing on a strategic growth plan. His extensive experience participating in the management of insurance company investment portfolios also has been of significant value to the Company.

Class II Directors—Term Expiring 2021

Age: 60 Director since: 2010 Committees: Executive Independent: No

DENNIS J. GILMORE

Mr. Gilmore has been our chief executive officer and a director since we separated from The First American Corporation in 2010. From 2008 until the separation, he served as chief executive officer of The First American Corporation’s financial services group. He also served as chief operating officer of The First American Corporation from 2004 to 2008. As the Company’s chief executive officer, Mr. Gilmore provides our Board of Directors in-depth insight into the Company’s businesses, challenges and opportunities, as well as significant experience in the real estate settlement services industry.

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I. Proposals

Age: 65 Director since: 2015 Committees: Governance (chair) Independent: Yes

MARGARET M. MCCARTHY

Ms. McCarthy is serving as executive vice president of CVS Health Corporation, a health innovation company (NYSE: CVS), supporting the technology integration following the completion of CVS Health’s acquisition of Aetna, Inc. in 2018. She served as executive vice president of operations and technology for Aetna, Inc., a diversified healthcare benefits company, from 2010 until 2018, where she was responsible for innovation, technology, data security, procurement, real estate and service operations. Prior to joining Aetna in 2003, she served in information technology-related roles at CIGNA Healthcare and Catholic Health Initiatives, among others. Ms. McCarthy also worked in technology consulting at Accenture and was a consulting partner at Ernst & Young. She is a director of Brighthouse Financial, Inc. (NASDAQ GS: BHF), a life and annuity insurance company; Marriott International, Inc. (NASDAQ: MAR), an operator, franchisor, and licensor of hotel, residential, and timeshare properties worldwide; and she also serves on various advisory boards, councils and private-company boards. Given her extensive experience managing large groups of employees, complex processes and enterprise-critical technology, Ms. McCarthy brings to the Board valuable insights into areas of critical import to the operations of the Company.

Age: 61 Director since: 2018 Committees: Governance Independent: Yes

MARTHA B. WYRSCH

Ms. Wyrsch retired in March 2019 as executive vice president and general counsel for Sempra Energy, a leading energy services company, where she oversaw the company’s legal affairs and compliance initiatives. Prior to joining Sempra Energy in 2013, Ms. Wyrsch served as the president of Vestas American Wind Technology from 2009 to 2012, where she had direct responsibility for all North American sales, construction, service and maintenance. In addition to her executive leadership roles, she has served as a member of the board of directors of Spectra Energy Corporation and SPX Corporation. She currently serves on the board of directors of Spectris plc, a publicly traded company listed on the London Stock Exchange. As an accomplished director for publicly-traded companies, and with deep experience leading intricate businesses, Ms. Wyrsch provides valuable insight into how we can enhance our operations and ability to serve our customers.

See the section entitled “Security Ownership of Management,” which begins on page 10, for information pertaining to stock ownership of our directors. There are no family relationships among any of the directors or nominees or any of the executive officers of the Company. There are no arrangements or understandings between any director and any other person pursuant to which any director was or is to be selected as a director.

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Item 1.    Election of Class III Directors

Our certificate of incorporation provides for a classified Board. Each person elected as a Class III director at the annual meeting of stockholders will serve for a three-year term expiring on the date of the 2022 annual meeting and until his or her successor in office is elected and qualified. Our Board has nominated the following individuals for election as Class III directors:

Reginald H. Gilyard

Parker S. Kennedy

Mark C. Oman

Unless otherwise specified by you in your proxy card, the proxies solicited by our Board will be voted “FOR” the election of the Class III director nominees. If any nominee should become unable or unwilling to serve as a director, the proxies will be voted for such substitute nominee(s) as shall be designated by our Board. Our Board presently has no knowledge that any of the nominees will be unable or unwilling to serve.

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Item 2.    Advisory Vote to Approve Executive Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934 and Securities and Exchange Commission (“SEC”) rules, we are seeking the advice of our stockholders on the compensation of our named executive officers as presented in the “Executive Compensation” section of this proxy statement commencing on page 19. Specifically, we are seeking stockholder approval of the following resolution:

“RESOLVED, that the stockholders of First American Financial Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2019 annual meeting of stockholders.”

We refer to this proposal as a “Say on Pay” proposal. As part of its process in determining executive compensation levels for 2018, the Compensation Committee has reviewed the results of last year’s Say on Pay proposal, in which approximately 94% of the Company’s shares present and entitled to vote approved 2017 executive compensation. The stockholder support for the prior Say on Pay proposal reinforces the Compensation Committee’s belief that it should continue its practice of implementing and overseeing executive compensation programs that provide for a substantial portion of the executive officer’s total compensation to be related to the Company’s consolidated financial performance. It also reinforces the Compensation Committee’s sense that, for executive officers, the mix of compensation should be weighted heavily toward at-risk pay, in particular, the annual incentive bonus (a portion of which consists of equity vesting over four years) and should include a substantial portion of equity. This is consistent with the overall philosophy of maintaining a pay mix that results fundamentally in a pay-for-performance orientation and a strong alignment between the interests of executive officers and long-term stockholders.

Despite a slowing purchase market toward the end of the year, 2018 was another strong year for the Company. On an unadjusted basis, total revenue was down less than 1% at $5.7 billion and earnings per share of $4.19 represented an increase of 11.4% from the prior year. Pretax margin for the Company was 10.6% and pretax margin in the title insurance and services segment was the highest in the Company’s history at 12.4%. During the year, the Company was required to implement an accounting change requiring it to mark-to-market the equity securities in its investment portfolio through net income. Adjusting for net realized investment gains/losses, most of which losses in 2018 were attributable to this change, total revenue was up just under 1%, earnings per share was up 24.8%, 2018 pretax margin for the Company was 11.5% and pretax margin for the title insurance and services segment was 13.2%. On an unadjusted basis, return on equity improved from 13.0% in 2017 to 13.1% in 2018. While total stockholder return for the year was -17.8%, annualized three-year total stockholder return was 10.9%, which compares favorably to the annualized three-year return for the S&P 500 of 9.2%. In addition, the Company increased its cash dividend by 10.5% from an annual rate of $1.52 to $1.68 per share.

During the year the Company continued to execute against its long-term strategic goals. In particular, the Company completed a number of strategic acquisitions designed to grow its core title operations, expand its offerings to its current customer base and provide innovative solutions which promise to reduce risk and increase efficiency for its customers. The Company also invested heavily in the development of innovative solutions aimed at increasing the efficiency of its operations, reducing risk and enhancing the customer experience. As a complement to these investments, the Company also invested heavily in its real property databases, enabling it both to maintain its leadership in title data coverage and to facilitate many of these innovations.

The full results of the 2018 executive compensation program are included in the section entitled “Compensation Discussion and Analysis” below commencing on page 19. Stockholders are urged to read the Compensation Discussion and Analysis as well as the Summary Compensation Table and related compensation tables and narrative, appearing on pages 43 through 53, in their entirety.

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Item 2. Advisory Vote to Approve Executive Compensation

While this vote to approve executive compensation is not binding, the Compensation Committee intends to review the results of the vote in connection with its ongoing analysis of the Company’s compensation programs. The Company expects to include a Say on Pay proposal in its proxy materials on an annual basis and, thus, we expect that the next Say on Pay proposal will occur at the Company’s 2020 annual meeting.

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Item 3.    Ratification of Selection of Independent Auditor

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Representatives of PwC are expected to be present at the annual meeting, and, if they do attend the annual meeting, will have an opportunity to make a statement and be available to respond to appropriate questions.

Selection of our independent registered public accounting firm is not required to be submitted for stockholder approval, but the Audit Committee is seeking ratification of its selection of PwC from our stockholders as a matter of good corporate governance. If the stockholders do not ratify this selection, the Audit Committee will reconsider its selection of PwC and will either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our Company’s best interests and those of its stockholders.

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II. Required Information

Security Ownership of Management

The following table sets forth the total number of our shares of common stock beneficially owned and the percentage of the outstanding shares so owned as of the record date by:

•	each director (and each nominee for director);
•	each executive officer named in the “Summary Compensation Table” on page 43 (each, a “named executive officer”); and
•	all directors and executive officers as a group.

Unless otherwise indicated in the notes following the table, the stockholders listed in the table are the beneficial owners of the listed shares with sole voting and investment power (or, in the case of individual stockholders, shared power with such individual’s spouse) over the shares listed. Shares subject to rights exercisable within 60 days after the record date are treated as outstanding when determining the amount and percentage beneficially owned. None of the directors or officers included in the table below, other than Mr. DeGiorgio, have the right to acquire any shares within 60 days of the record date.

Stockholders	Number of Common Shares		Percent if greater than 1%
Directors
James L. Doti	55,210		—
Dennis J. Gilmore	339,826		—
Reginald H. Gilyard	3,292		—
Parker S. Kennedy(1)	2,652,536		2.4%
Margaret M. McCarthy	13,927		—
Michael D. McKee	33,584		—
Thomas V. McKernan	43,584		—
Mark C. Oman	29,625		—
Martha B. Wyrsch	—		—
Named executive officers who are not directors
Kenneth D. DeGiorgio	31,513	(2)	—
Christopher M. Leavell	66,417		—
Mark E. Seaton	48,319		—
Matthew F. Wajner	8,050		—
All directors, named executive officers and other executive officers as a group (13 persons)	3,325,883		3.0%

(1)

Includes 2,466,686 shares held by Kennedy Enterprises, L.P., a California limited partnership of which Mr. Kennedy is the sole general partner. The limited partnership agreement pursuant to which the partnership was formed provides that the general partner has all powers of a general partner as provided in the California Uniform Limited Partnership Act, including the power to vote securities held by the partnership, provided that the general partner is not permitted to cause the partnership to sell, exchange or hypothecate any of its shares of stock of the Company without the prior written consent of all of the limited partners. Except to the extent of his voting power over the shares allocated to the capital accounts of the limited partners, Mr. Kennedy disclaims beneficial ownership of all shares held by the partnership other than those allocated to his own and his wife’s capital accounts. Also included are 27,087 shares over which Mr. Kennedy has investment power pursuant to a power of attorney for Mr. Kennedy’s mother, who does not share his household. She holds these shares in a personal account and Mr. Kennedy disclaims beneficial ownership of these securities.

(2)	Includes 6,614 deferred restricted stock units that Mr. DeGiorgio has a right to receive within 60 days of the record date.

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II. Required Information

Board and Committee Meetings

Our Board held five meetings during 2018. No incumbent director attended less than 75% of the aggregate of all meetings of the Board and the committees (if any) on which the director served. From time to time, our Board may act by unanimous written consent as permitted by the laws of the State of Delaware. Our Board’s standing committees include an audit, nominating and corporate governance, and compensation committee. Our Board also has an executive committee. The following table reflects the composition of each of these committees as of the date of this proxy statement.

	Audit Committee		Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Number of Meetings in 2018		6	6	4	0
Independent Directors
Dr. James L. Doti	o
Reginald H. Gilyard
Parker S. Kennedy
Margaret M. McCarthy
Michael D. McKee
Thomas V. McKernan
Mark C. Oman
Martha B. Wyrsch
Inside Directors
Dennis J. Gilmore
Chairperson Member Financial Expert

Audit Committee

The functions performed by the Audit Committee include:

•	reviewing internal auditing procedures and results;
•	selecting our independent registered public accounting firm;
•	serving as the Board’s designated risk oversight committee (see the Risk Oversight section beginning on page 14 for additional details);
•

engaging with our compliance and risk management executives to review the state of enterprise risk management and compliance programs with a view to understanding the steps management has taken to monitor and control the Company’s major risk exposures;

•	reviewing with internal counsel the state of litigation, claims and regulatory matters;
•	discussing with management, internal audit and external advisors the state of internal controls and management tone;
•	directing and supervising investigations into matters within the scope of its duties;
•	reviewing with the independent registered public accounting firm the plan and results of its audit and determining the nature of other services to be performed by, and fees to be paid to, such firm;
•	reviewing the Company’s information technology and cybersecurity functions; and
•	supervising the oversight of the Company’s investment portfolios.

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II. Required Information

The Audit Committee’s charter is posted in the corporate governance section of our Web site at www.firstam.com. Our Board of Directors has determined that Messrs. Doti, McKernan and Oman are audit committee financial experts within the meaning of the SEC’s rules and regulations.

Compensation Committee

The Compensation Committee establishes compensation rates and procedures with respect to our executive officers, including annual bonus awards, monitors our equity compensation plans, assesses risk with respect to our compensation programs and makes recommendations to the Board regarding director compensation. The Compensation Committee’s charter is posted in the corporate governance section of our Web site at www.firstam.com.

Additional information concerning the Compensation Committee’s processes and procedures surrounding non-employee director compensation is included in the section entitled “Director Compensation,” which begins on page 54. Additional information concerning the executive compensation policies and objectives established by the Compensation Committee, the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, and the role of executive officers and the Compensation Committee’s compensation consultant in determining executive compensation is included in the section entitled “Compensation Discussion and Analysis,” which begins on page 19, under the subsection entitled “Compensation Decision Process,” which begins on page 27.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors of our Company; recommending to the Board nominees for directorships to be filled by the Board or by the stockholders; and developing, recommending to the Board and periodically reviewing the corporate governance principles applicable to our Company. This committee’s charter is posted in the corporate governance section of our Web site at www.firstam.com. The committee has adopted procedures by which certain stockholders of the Company may recommend director nominees to the Board. In particular, the committee has established a policy whereby it will accept and consider, in its discretion, director recommendations from any stockholder holding in excess of five percent of the Company’s outstanding shares of common stock. Such recommendations must include the name and credentials of the recommended nominee and should be submitted to the secretary of the Company at our address indicated on the first page of this proxy statement. The committee will evaluate director candidates recommended by stockholders for election to our Board in the same manner and using the same criteria as used for any other director candidate (as described below). If the committee determines that a stockholder-recommended candidate is suitable for membership on our Board, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on our Board or in connection with the next annual meeting of stockholders.

In 2016, the Board also adopted a proxy-access Bylaw, which is described in the section “Stockholder Proposals and Proxy Access” on page 58.

As stated in its charter, while the committee has no specific minimum qualifications in evaluating a director candidate, the committee takes into account all factors it considers appropriate in identifying and evaluating candidates for membership on the Board, including some or all of the following: strength of character, an inquiring and independent mind, practical wisdom, mature judgment, career specialization, relevant technical skills, reputation in the community, diversity and the extent to which the candidate would fill a present need on the Board. This committee makes recommendations to the full Board as to whether or not incumbent directors should stand for re-election. However, if the Company is legally required by contract or otherwise to provide third parties with the ability to nominate directors, the selection and nomination of such

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II. Required Information

directors generally is not subject to the committee process for identifying and evaluating nominees for director. The committee conducts all necessary and appropriate inquiries into the background and qualifications of possible candidates and may engage a search firm to assist in identifying and evaluating potential candidates for nomination. A search firm was used in 2018 for such purposes in connection with the appointment of Ms. Wyrsch.

The Company does not have a formal policy for the consideration of diversity in identifying nominees for director. However, the Nominating and Corporate Governance Committee recognizes the benefits associated with a diverse board and, as indicated above, considers diversity as a factor when identifying and evaluating candidates for membership on the Board. The committee utilizes a broad conception of diversity, including professional and educational background, prior experience on other boards of directors (both public and private), political and social perspectives, as well as race, gender and national origin. Utilizing these factors, and the factors described above, the committee makes recommendations, as it deems appropriate, regarding the composition and size of the Board. The priorities and emphasis of the committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members. Recent revisions to the California corporations code require publicly held corporations having their principal executive offices in California to have at least one female director by the end of 2019 and, for corporations that have six or more directors, to have three or more female directors by the end of 2021. We currently have, and intend to have, the minimum number of female directors necessary to comply with any applicable California laws.

Our corporate governance guidelines also contain a mandatory retirement policy, which provides that no person is eligible for election as a director if on January 1 of the year of the election he or she is age 77 or older.

Independence of Directors

The Board has affirmatively determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, as well as each other member of the Board, except Dennis J. Gilmore, is “independent” as that term is defined in the corporate governance rules of the New York Stock Exchange for listed companies and in accordance with the Company’s corporate governance guidelines. Virginia M. Ueberroth, who retired at our 2018 annual meeting of stockholders, was similarly determined to be independent. In addition, each member of the Audit Committee and the Compensation Committee is independent under the additional standards applicable to the respective committee under in the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange listing standards. In making these determinations, the Board considered the following relationships between directors and the Company: Messrs. Gilyard and McKee and Ms. McCarthy are affiliated with, and Mr. Oman and Ms. Wyrsch were previously affiliated with, entities that do business with, or that represent clients that do business with, the Company in the ordinary course from time to time; each of Messrs. Doti, Gilyard, Kennedy and McKernan and Ms. Wyrsch is or recently was affiliated with one or more nonprofit organizations to which the Company and/or its management has made donations from time to time; and Mr. Kennedy receives standard board fees for his service as a director of the Company’s trust subsidiary, as further described in the section entitled “Director Compensation,” which begins on page 54. Each of the relationships above, while considered by the Board, falls within the Company’s categorical independence standards contained in the Board’s corporate governance guidelines, which are available on the corporate governance section of the Company’s Web site at www.firstam.com. The Board also considered the following relationships between Mr. Kennedy and the Company: he was employed by the Company as its executive chairman until his retirement in February 2012; for serving as chairman of the Board, he receives Company-provided office space and secretarial assistance as set forth in the section entitled “Director Compensation,” which begins on page 54; he may from time to time attend certain

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II. Required Information

subsidiary board meetings as well as certain meetings with management; and his son is employed by a subsidiary of the Company as further described in the section entitled “Transactions with Management and Others” on page 16.

Board Leadership Structure; Meetings of Independent Directors

Our Board believes it is important to select the Company’s chairman and the Company’s chief executive officer in the manner it considers in the best interests of the Company at any given point in time. Accordingly, the chairman and chief executive officer positions may be filled by one individual or by two different individuals. Our Board has determined at this time that it is appropriate to separate the roles of chairman and chief executive officer and these positions are currently held by different individuals, Mr. Kennedy and Mr. Gilmore, respectively.

In addition to a chairman, we also have a lead independent director, currently Mr. Doti. The lead director is responsible for chairing and coordinating the agenda for the executive sessions of independent directors or, as applicable, the non-management directors, which are those directors who are not employees of the Company. In 2018, the independent directors met five times in executive session. In addition, the lead director may provide advice to the chairman with respect to the following: (i) establishing an appropriate schedule for Board meetings; (ii) preparing agendas for the meetings of the Board and its committees; (iii) the retention of consultants who report directly to the Board; (iv) the Nominating and Corporate Governance Committee’s oversight and implementation of the Company’s corporate governance policies; and (v) the Compensation Committee’s oversight of the implementation of and compliance with the Company’s policies and procedures for evaluating and undertaking executive and incentive-based compensation.

Our Board believes this to be the most effective leadership structure for the Company at this time because it effectively allocates authority, responsibility, and oversight between management, the chairman of the Board and the lead director and capitalizes on the experience and strengths of our current management team. It does this by giving primary responsibility for the operational leadership and strategic direction of the Company to our chief executive officer, enabling the lead director to facilitate our Board’s independent oversight of management and consideration of key governance matters, and allowing our chairman to promote communication between management and our Board. The Board believes that its programs for overseeing risk, as described under the Risk Oversight section below, would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.

Annual Performance Evaluation

The Board and each of its committees conduct an annual self-evaluation to determine whether the Board and its committees are functioning effectively. In connection with this annual evaluation, directors are given an opportunity to evaluate the effectiveness of each other and to evaluate their own personal effectiveness. The results of the evaluation are reported to the Board and each committee.

Risk Oversight

The Board’s responsibilities in overseeing the Company’s management and business to maximize long-term stockholder value include oversight of the Company’s key risks and management’s processes and controls to manage those risks appropriately. Management, in turn, is responsible for the day-to-day management of risk and implementation of appropriate risk management controls and procedures.

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II. Required Information

Although risk oversight permeates many elements of the work of the full Board and the committees, the Audit Committee has the most direct and systematic responsibility for overseeing risk management, and has been designated by the Board as its risk oversight committee. To that end, the Audit Committee charter provides for a variety of regular and recurring responsibilities relating to risk, including:

•	having responsibility for the internal audit function, with that function reporting directly to the committee;
•	overseeing the independent registered public accounting firm;
•	receiving reports from management and the independent auditor regarding the adequacy and effectiveness of various internal controls;
•	reviewing regularly with management legal and regulatory matters that could have a significant impact on the Company;
•	supervising the oversight of the Company’s investment portfolios;
•	overseeing the Company’s compliance program with respect to legal and regulatory requirements and risks; and
•

discussing with management and the independent auditor the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major risk exposures and the steps management has taken to monitor and control such exposures.

In performing these functions, the committee regularly receives reports from management, including the Company’s enterprise risk management committee on which senior officers of the Company sit, and internal and external auditors regarding the Company’s:

•	information security and cybersecurity programs,
•	business continuity programs,
•	enterprise risk management program,
•	compliance program,
•	investment portfolios,
•	extraordinary claims and losses, and
•	noteworthy litigation.

Separately, the Compensation Committee oversees the Company’s compensation policies and practices and has assessed whether the Company’s compensation policies encourage excessive risk taking. The Compensation Committee has concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In arriving at that conclusion, the Compensation Committee considered, among other factors, the Company’s review and approval processes surrounding certain compensatory arrangements; the metrics used to determine variable compensation, including the performance measures selected by the Compensation Committee and performance ranges associated with the metrics; the Compensation Committee’s oversight of inclusion or exclusion of extraordinary items in the financial results upon which certain compensatory arrangements are based; the inclusion of overall Company performance in the determination of divisional leader compensation; the portion of variable compensation paid in restricted stock units, which generally vest over three to four years; the extent to which qualitative judgments are involved in the compensatory arrangements; the amount of compensation paid as sales commissions, the number of people to whom such compensation is paid and the localized nature of the commission payments; controls, such as

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II. Required Information

actuarial studies on claims, underwriting controls and quality checks that the Company employs; and the extent to which compensatory arrangements can be changed if circumstances evidence increased risk associated with such arrangements.

Director Attendance at Annual Meetings

Our directors are expected to attend the annual meetings of our stockholders. At last year’s annual meeting, each of the Company’s directors attended in person.

Stockholder and Interested Party Communications with Directors

Stockholders and other interested parties may communicate directly with members of the Board, including the chairman, lead director or any of the other non-management directors of the Company (individually or as a group) by writing to such director(s) at the business addresses provided under each director’s name in the corporate governance section of our Web site at www.firstam.com. Directors receiving such communications will respond as such directors deem appropriate, including the possibility of referring the matter to management of the Company, to the Company’s internal audit department, to the full Board or to an appropriate committee of the Board.

The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters, and for the submission by our employees of concerns regarding questionable accounting or auditing matters. Our 24-hour, toll-free hotline is available for the submission of such concerns or complaints at 1-800-589-3259. To the extent required by applicable law, individuals wishing to remain anonymous or to otherwise express their concerns or complaints confidentially are permitted to do so.

Transactions with Management and Others

The Board of Directors has adopted a written policy regarding related party transactions, which generally requires the Nominating and Corporate Governance Committee’s review, approval or ratification of transactions involving amounts in excess of $120,000 between the Company and/or its affiliates, on the one hand, and, on the other hand, any of the Company’s directors, director-nominees, executive officers, stockholders beneficially owning in excess of 5% of the Company’s common stock or any of their immediate family members that have a direct or indirect material interest in the transaction. If the proposed transaction involves $1,000,000 or less, then the chair of the Nominating and Corporate Governance Committee may pre-approve or ratify the transaction.

Certain transactions, including compensatory arrangements reported in this proxy statement for executive officers and directors of the Company, are deemed to be pre-approved by the Nominating and Corporate Governance Committee under the terms of the policy. In cases where the potential transaction would involve the executive officer, director, large stockholder or any of their immediate family members only in an indirect fashion, the policy does not apply where such indirect interest results solely from ownership of less than 10% of, or being a director of, the entity entering into the transaction with the Company.

Mr. Kennedy’s son is employed by a subsidiary of the Company as a vice president. His base salary in 2018 was $200,000, his cash bonus for 2018 (paid in 2019) was $239,052 and the dollar value of restricted stock units granted to him in 2019 (in connection with 2018 performance) was approximately $128,720. He received standard employee benefits and he participated in the standard, performance-based incentive compensation program available to similarly-situated employees of his level and experience. Some of Mr. Kennedy’s son’s 2017 compensation was received in 2018 and disclosed in last year’s proxy statement.

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II. Required Information

For information on transactions involving the Company and persons or groups of stockholders who are known to us to be the beneficial owners of more than 5% of our common stock, see the footnotes to the table in the section “Who are the largest principal stockholders outside of management?” on page 68.

Executive Officers

The following provides information regarding the Company’s current executive officers:

Name	Position(s) Held	Age
Dennis J. Gilmore	Chief Executive Officer	60
Kenneth D. DeGiorgio	Executive Vice President	47
Christopher M. Leavell	Chief Operating Officer, First American Title Insurance Company	56
Mark E. Seaton	Executive Vice President, Chief Financial Officer	41
Matthew F. Wajner	Vice President, Chief Accounting Officer	43

All officers of the Company are appointed annually by the Board on the day of its election.

•

Dennis J. Gilmore has served as our chief executive officer since June 2010, when we separated from The First American Corporation. From April 2008 until the separation, he served as chief executive officer of The First American Corporation’s financial services group. Mr. Gilmore served as The First American Corporation’s chief operating officer from 2004 to 2008. He started with The First American Corporation in 1993 and served in various managerial roles, including as executive vice president of The First American Corporation from 2003 to 2004 and as president of the property information business segment from 1998 to 2005.

•

Kenneth D. DeGiorgio has served as executive vice president since June 2010, when we separated from The First American Corporation. He was senior vice president and general counsel of The First American Corporation from 2004 until the separation. From 2006 to 2012, he also served as secretary of the Company or The First American Corporation, as applicable. Mr. DeGiorgio was vice president and associate general counsel of The First American Corporation from 2001 to 2004, and served as regulatory and acquisition counsel from 1999 to 2001.

•

Christopher M. Leavell has served as chief operating officer of the Company’s subsidiary, First American Title Insurance Company, since December 2011. He was its executive vice president and division president with responsibility for the lender-focused title business and national production services from 2008 to 2011. Mr. Leavell began his career with The First American Corporation in 1997 and has served as general manager or president of various First American subsidiaries and divisions. Prior to joining First American, Mr. Leavell held various managerial and finance positions at mortgage companies.

•

Mark E. Seaton has served as executive vice president, chief financial officer since March 2013. From 2010 until 2013, he served as our senior vice president, finance, in which capacity he oversaw the Company’s investment management, investor relations, treasury and financial planning activities. Mr. Seaton started with The First American Corporation in 2006 and served as director of investor relations of The First American Corporation from 2007 to 2010. Prior to joining The First American Corporation, Mr. Seaton worked in the private equity and investment banking industries.

•

Matthew F. Wajner has served as vice president, chief accounting officer since March 2013. From 2010 until 2013, he served as the Company’s controller and prior to that as director of SEC reporting. From 2009 until the separation in June 2010, he served as The First American Corporation’s director of SEC reporting. From 2006 to 2009, Mr. Wajner was a divisional controller

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II. Required Information

for various operations of JPMorgan Chase & Co. and entities acquired by it. Mr. Wajner was also an auditor with PricewaterhouseCoopers LLP and Arthur Andersen LLP.

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Executive Compensation

Compensation Discussion and Analysis

Introduction

In this section, we describe our executive compensation program for our named executive officers (“NEOs”). The company’s NEOs for 2018 were:

Name	Principal Position	Tenure with Company (years)
Dennis J. Gilmore	Chief Executive Officer	26
Kenneth D. DeGiorgio	Executive Vice President	20
Christopher M. Leavell	Chief Operating Officer, First American Title Insurance Company	22
Mark E. Seaton	Executive Vice President, Chief Financial Officer	13
Matthew F. Wajner	Vice President, Chief Accounting Officer	10

Executive Summary

The Compensation Committee (the “Committee”) believes the Company’s management team performed well in 2018, as measured by the Company’s financial results, execution on strategic objectives and effective risk management. Furthermore, the Committee believes that the Company paid compensation to management commensurate with its performance and consistent with the Company’s pay-for-performance philosophy.

2018 Performance Results

Despite a slowing purchase market toward the end of the year, 2018 was another strong year for the Company. On an unadjusted basis, total revenue was down less than 1% at $5.7 billion and earnings per share of $4.19 represented an increase of 11.4% from the prior year. Pretax margin for the Company was 10.6% and pretax margin in the title insurance and services segment was the highest in the Company’s history at 12.4%. During the year, the Company was required to implement an accounting change requiring it to mark-to-market the equity securities in its investment portfolio through net income. Adjusting for net realized investment gains/losses, most of which losses in 2018 were attributable to this change, total revenue was up just under 1%, earnings per share was up 24.8%, 2018 pretax margin for the Company was 11.5% and pretax margin for the title insurance and services segment was 13.2%. On an unadjusted basis, return on equity improved

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Compensation Discussion and Analysis

from 13.0% in 2017 to 13.1% in 2018. While total stockholder return for the year was -17.8%, annualized three-year total stockholder return was 10.9%, which compares favorably to the annualized three-year return for the S&P 500 of 9.2%. In addition, the Company increased its cash dividend by 10.5% from an annual rate of $1.52 to $1.68 per share.

Note: The charts above reflect Company results under GAAP. The Committee makes certain non-GAAP adjustments in connection with its compensation programs, which are further described below. In addition, the 2018 performance results noted in the paragraph above the chart include certain non-GAAP financial measures, including adjusted earnings per share, adjusted total revenue, and adjusted pretax margins for the Company and for the title insurance and services segment, in each case adjusted to excluded net realized investment gains/losses. Please see Appendix A for the rationale behind the presentation of these measures and a reconciliation of these amounts to the nearest GAAP financial measures.

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Compensation Discussion and Analysis

Execution on Company Strategy

During the year the Company continued to execute against its long-term strategic goals. In particular, the Company completed a number of strategic acquisitions designed to grow its core title operations, expand its offerings to its current customer base and provide innovative solutions which promise to reduce risk and increase efficiency for its customers. The Company also invested heavily in the development of innovative solutions aimed at increasing the efficiency of its operations, reducing risk and enhancing the customer experience. As a complement to these investments, the Company also invested heavily in its real property databases, enabling it both to maintain its leadership in title data coverage and to facilitate many of these innovations.

2018 Performance Metric Results

The NEO annual cash bonuses and annual equity bonuses were paid out at 117% of target, reflecting the results of the two financial metrics utilized by the Committee: return on equity and pretax margin. Despite the substantial improvement in pretax margin and return on equity in 2018 versus 2017, this payout reflected a 29 percentage point decrease to the percentage of target paid out from the prior year. This reflects the substantial increase in the targets set by the Committee. In particular, for 2018 the Committee set targets for both metrics at levels above the actual results for 2017. Target and actual results of these metrics for 2018 are set forth below.

Metric	Target	Actual 2018 Results
Pretax Margin	11.2%	11.5%
Return on Equity	13.0%	13.8%

Note: The Committee’s definition of pretax margin and return on equity is described on page 30 below. Actual results set forth above have been adjusted to exclude net realized losses in the investment portfolio and return on equity also excludes accumulated other comprehensive loss and noncontrolling interests. These are non-GAAP financial measures. Please see Appendix A for the rationale behind the presentation of these measures and a reconciliation of these amounts to the nearest GAAP financial measures.

The annual incentive plan gives the Committee the discretion to adjust the payout by up to 30 percentage points to account for factors that may impact the Company’s return on equity or pretax margin but were unanticipated or were the result of investments intended to create long-term stockholder value. The Committee also retains the ability to pay ultimately a lower amount, including the discretion not to pay a bonus. For 2018, the Committee did not make any discretionary adjustment.

The Committee believes that the results of the 2018 executive compensation program, as disclosed and discussed herein, reflect its pay-for-performance philosophy.

Pay Philosophy & Objectives

The Company’s executive officer compensation program, which is administered by the Committee, is designed to enhance stockholder value by providing that a substantial portion of the executive officer’s total compensation be related to the Company’s consolidated financial performance and a lesser portion to the Committee’s qualitative analysis of the contribution of each individual executive officer. The Committee also believes that there is value in consistency in the Company’s executive officer compensation program. As a

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Compensation Discussion and Analysis

result, while target performance levels change from year to year, the general structure of the program largely remains unchanged.

The Company’s approach is designed to develop and administer programs that will achieve the following objectives:

OUR KEY COMPENSATION OBJECTIVES

•      Attract and retain executives critical to the Company’s long-term strategy and success.

•      Provide compensation levels that are competitive with other companies in the title insurance and settlement services industry and the Company’s peer group.

•      Motivate executive officers to enhance long-term stockholder value without taking excessive risk to achieve short-term goals.

•      Encourage the identification and implementation of best business practices.

Compensation Mix

The Committee utilizes the particular elements of compensation described below because it believes that they represent a well-proportioned mix of stock-based compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this portfolio approach, the Committee endeavors to provide the NEOs with a measure of security with respect to their minimum level of compensation, while motivating each NEO to focus on the business metrics that will produce a high level of performance for the Company with corresponding increases in stockholder value and long-term financial benefits for the NEO, as well as reducing the risk of loss of top executive talent to competitors.

For NEOs, the mix of compensation is weighted heavily toward at-risk pay and, in particular, the annual incentive bonus. This is consistent with the overall philosophy of maintaining a pay mix that results fundamentally in a pay-for-performance orientation.

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Compensation Discussion and Analysis

The chart below shows the percentage of our NEOs’ 2018 target compensation that was fixed versus performance-based, as well as the percentage that was paid in cash versus Restricted Stock Units (“RSUs”).

Note: The chart includes 2018 actual base salary, 2018 target annual cash bonus, 2018 target annual equity bonus and long-term equity incentive granted in 2019 in connection with 2018 performance (for which no target existed).

Say on Pay Results

As part of its process in determining executive compensation levels for 2018, the Committee has reviewed the results of last year’s Say on Pay proposal, in which approximately 94% of the Company’s shares present and entitled to vote approved 2017 executive compensation. The stockholder support for the prior Say on Pay proposal reinforces the Committee’s belief that it should continue its practice of implementing and overseeing executive compensation programs that provide for a substantial portion of the executive officers’ total compensation to be related to the Company’s consolidated financial performance. It also reinforces the Committee’s sense that, for executive officers, the mix of compensation should be weighted heavily toward at-risk pay, in particular, the annual incentive bonus, and should include a substantial portion of equity. This is consistent with the overall philosophy of maintaining a pay mix that results fundamentally in a pay-for-performance orientation and a strong alignment between the interests of executive officers and long-term stockholders.

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Compensation Discussion and Analysis

Summary of Executive Compensation Practices

The table below highlights certain of our executive compensation practices, including practices we have implemented that drive performance as well as those we have prohibited because we do not believe they serve our stockholders’ interests.

WHAT WE DO

•     Pay-for-performance. Tie pay to performance by ensuring that a substantial portion of executive officer compensation is at-risk and related to the Company’s consolidated financial performance.

•     Equity-based compensation. A substantial portion of compensation is paid in the form of RSUs to encourage alignment between executives and long-term stockholders and to discourage excessive risk taking.

•     Stock ownership guidelines. We have stock ownership guidelines of 5 times base salary for the CEO and 3 times base salary for our other NEOs with base salaries equal to or greater than $500,000.

•     Clawback and forfeiture of previously awarded compensation. Compensation may be adjusted or recovered if the Company’s reported financial results are restated due to material noncompliance with applicable financial reporting requirements or under certain circumstances if the executive officer’s misconduct results in loss or damage to the Company or its reputation.

•     Peer group benchmarking. Peer group performance and compensation data is regularly reviewed by the Committee to inform compensation decisions.

•     No pledging of shares or trading on margin. Our trading policies generally prohibit our NEOs from holding Company securities in a margin account or pledging Company securities as collateral.

•     No hedging. Hedging ownership of Company securities by engaging in short sales or trading in option contracts involving Company securities is prohibited.

•     Independent compensation consultant. The Committee uses an independent compensation consultant that provides no other services to the Company.

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Compensation Discussion and Analysis

Executive Compensation Program in Detail

Key Pay Elements

The following chart summarizes the key pay elements for our NEOs. Each element is described in detail beginning on page 28 in the Section “Pay Elements.”

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Compensation Discussion and Analysis

Benchmarking Compensation and Peer Group Development

Overall compensation levels for NEOs are determined based on a number of factors, including each individual’s roles and responsibilities within the Company, each individual’s experience and expertise, compensation levels for peers within the Company, compensation levels in the marketplace for similar positions and performance of the individual and the Company as a whole. In determining these compensation levels, the Committee considers all forms of compensation and benefits.

General

In order to determine competitive compensation practices, the Committee primarily relies upon data compiled from public filings of selected companies (“comparator companies”) that it considers appropriate comparators for the purpose of developing executive compensation benchmarks. The comparator companies for 2018 (meaning the companies used in connection with determinations of 2018 salaries, target cash bonuses for 2018, target Performance RSUs for the annual equity bonus and Long-Term Incentive RSUs issued in 2018 as long-term equity incentive in connection with 2017 performance) are identified below. In addition, the Committee periodically considers nationally recognized survey data published by various consulting firms. Proxy data was used exclusively to develop benchmarks for the executive officers except for Mr. Wajner, for whom proxy data was lacking. For Mr. Wajner, the Committee reviewed survey data from the US Mercer Benchmark Database, using regression analysis to reflect the Company’s total revenue size at the end of 2017.

The comparator companies for 2018 were:

• American Financial Group, Inc. • Assurant, Inc. • The Hanover Insurance Group, Inc. • Kemper Corporation • Mercury General Corporation	• Cincinnati Financial Corporation • Fidelity National Financial, Inc. • Old Republic International Corporation • W.R. Berkeley Corporation • White Mountains Insurance Group, Ltd.

These companies are the same as those utilized by the Committee with respect to 2017 executive compensation decisions. For 2019, the Committee decided to remove White Mountains Insurance Group, Ltd., which had recently divested a large business unit, and add three new peer companies: Axis Capital Holdings Limited; Everest Re Group, Ltd.; and Genworth Financial, Inc. The peer companies represent the Committee’s continuing efforts to identify a significant number of comparable companies notwithstanding the fact that there is only one other company in the Company’s primary industry with financial and operational characteristics similar to the Company’s.

Use of Comparator Companies and Market Compensation Studies

After consideration of the data collected on competitive compensation levels and relative compensation within the executive officer group, the Committee determines each individual executive officer’s target total compensation or total compensation opportunities based on Company and individual performance and the need to attract, incentivize and retain an experienced and effective management team. The Committee examines the relationship of each executive officer’s base salary, target annual incentive bonus opportunity and potential long-term incentive awards (if such an amount has been determined) to market data at the

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Compensation Discussion and Analysis

25th, 50th, and 75th percentiles. The Committee does not believe, however, that compensation or compensation opportunities should be structured toward a uniform relationship to any specific percentile of the market data, especially in light of the different financial characteristics of the Company’s business units (such as the relationship of revenues to net income). Accordingly, total compensation for specific individuals will vary based on a number of factors in addition to Company and individual performance, including scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a replacement executive officer.

Compensation Decision Process

COMPENSATION COMMITTEE	Composed entirely of independent directors

GENERAL

The Committee is comprised of independent members of the Board of Directors. The Committee reviews and approves the base salaries of the executive officers of the Company, their annual incentive bonus programs, their long-term incentive compensation and other incentive and executive benefit plans. It also reviews and makes recommendations to the Board of Directors regarding director compensation. The Committee, in consultation with the independent compensation consultants that it retains, analyzes the reasonableness of the compensation paid to the executive officers. In discharging its functions, as described in more detail above, the Committee reviews compensation data from comparable companies and from relevant surveys, which it utilizes to assess the reasonableness of compensation for the Company’s executive officers.

COMPENSATION COMMITTEE CHARTER

The Committee’s function is more fully described in its charter, which is regularly reviewed and has been approved by the Company’s Board of Directors. The charter is available in the corporate governance section of the Company’s Web site at www.firstam.com.

INDEPENDENT COMPENSATION CONSULTANT	Frederic W. Cook & Co., Inc.

In making its determinations with respect to executive officer compensation, the Committee engages the services of Frederic W. Cook & Co., Inc. to assist with its review of the compensation package of the chief executive officer and other executive officers. In addition, the compensation consultant has assisted the Committee with related projects, such as evaluating non-employee director pay levels, advice with respect to the design of executive compensation programs, review of annual management incentive bonus plans, preparation or review of certain of the Company’s compensation-related disclosures and related tasks.

The Committee retains the compensation consultant directly, although in carrying out assignments, the compensation consultant also interacts with Company management to the extent necessary and appropriate. The compensation consultant performs no services for management, though, at the direction of the Committee it does assist in the preparation or review of certain of the Company’s compensation-related disclosures, including this Compensation Disclosure and Analysis, and related projects. The Committee has assessed the independence of the consultant and has concluded that no conflict of interest exists that would prevent the consultant from serving as an independent consultant to the Committee.

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Compensation Discussion and Analysis

MANAGEMENT

The Company’s chief executive officer and, as appropriate, certain other executive officers may attend the portion of the Committee’s meetings where individual executive officer performance is discussed. Directors other than Committee members also may attend Committee meetings, including the portion where executive officer performance is discussed. While the Committee may meet with the Company’s chief executive officer to discuss the chief executive officer’s own compensation package and the chief executive officer’s recommendations with respect to the other executive officers, all ultimate decisions regarding executive compensation are made solely by the Committee, with input from its compensation consultant.

Pay Elements

As noted above, the Company utilizes four main components of compensation: (1) Base Salary, (2) Annual Cash Bonus, (3) Annual Equity Bonus, and (4) Long-Term Equity Incentive. Each of the pay elements is described in detail below.

Base Salary

The Committee sets base salaries for executive officers based on the individual’s position within the Company and the individual’s current and sustained performance results. The Committee reviews executive officer base salaries each year and makes any adjustments it deems necessary based on, among other factors, the overall performance of the Company, new roles and/or responsibilities assumed by the executive officer, the general performance of the business units or departments over which the executive officer has responsibility, the significance of the executive officer’s impact on the achievement of the Company’s strategic goals, the executive officer’s length of service with the Company and the executive officer’s base salary relative to the base salaries of similar individuals in peer companies. The Committee gives no specific weighting to any one factor in setting the level of base salary and the process ultimately relies on the subjective exercise of the Committee’s judgment. Based on the Company’s peer group and relevant compensation survey data, the Committee also takes into account the executive officer’s potential as a key contributor and amounts that may be required to recruit new executive officers.

Other than in the case of new hires or promotions, the Committee generally determines base salaries for executive officers around the beginning of each calendar year. As described below under “Employment Agreements,” Messrs. Gilmore, DeGiorgio, Leavell and Seaton have employment agreements with the Company that specify their respective minimum base salaries. These minimum base salaries are indicated in the column entitled “Minimum Base Salary” in the table below. These amounts may be increased at the discretion of the Committee.

In January and February of 2018, the Committee reviewed executive officer base salaries and determined that, based on its assessment of relevant peer company and/or market data, particularly in light of the strong performance of both the executives and the Company, the base salaries should be adjusted. As a result, the Committee increased Mr. Gilmore’s base salary from $950,000 to $1,000,000; Mr. DeGiorgio’s from $750,000 to $775,000; Mr. Leavell’s from $700,000 to $725,000; Mr. Seaton’s from $600,000 to $650,000; and Mr. Wajner’s from $290,000 to $300,000.

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Compensation Discussion and Analysis

In summary, the base salaries of the NEOs as of December 31, 2017 and as of December 31, 2018, and the minimum base salary as required by their respective employment agreements are as follows:

Named Executive Officer	December 31, 2017 Base Salary	December 31, 2018 Base Salary	Minimum Base Salary
Gilmore, D.	$950,000	$1,000,000	$1,000,000
DeGiorgio, K.	$750,000	$775,000	$775,000
Leavell, C.	$700,000	$725,000	$725,000
Seaton, M.	$600,000	$650,000	$650,000
Wajner, M.	$290,000	$300,000	None

In January and February of 2019, the Committee reviewed executive officer compensation, including base salaries. The Committee determined that, based on its assessment of relevant peer company and/or market data and in light of the Company’s ongoing expense management efforts, the current base salaries were appropriate and did not warrant adjustment.

Annual Cash Bonus

The Committee considers the annual cash bonus to be a critical component of the executive officer compensation program. The annual cash bonus is tied to the annual performance of the Company. In recent years the annual cash bonus, together with the annual equity bonus described below, has accounted for a substantial portion, if not the majority of the compensation paid to the NEOs. This emphasis on annual incentive compensation, as opposed to fixed base salary and long-term equity incentive compensation, reflects the view that key components of the Company’s business operations are cyclical in nature. Accordingly, the Committee believes that an incentive structure tied to annual performance is more effective in motivating and rewarding executive officers to enhance long-term stockholder value.

As was the case in recent years, the Committee structured payouts under the 2018 cash bonus program to be based on measurable performance against specific financial targets which the Committee believes to be key drivers of stockholder value. Like 2017, financial targets collectively accounted for 100% of the cash bonus payout for 2018, with the resulting amount being subject to adjustment of up to 30 percentage points in the discretion of the Committee (the “Discretionary Adjustment”). The Discretionary Adjustment gives the Committee the ability to adjust the cash bonus payout for unanticipated external factors—such as regulatory changes or meaningful changes in interest rates—or success against strategic initiatives designed to create long-term stockholder value—such as technology projects, risk management efforts, employee engagement or market share gains/losses in key markets. The Committee also retains the ability to pay ultimately a lower amount, including the discretion not to pay a bonus.

As part of its review in early 2018, the Committee set target cash bonus amounts as follows:

•	Mr. Gilmore. Mr. Gilmore’s target cash bonus increased from $1,620,000 to $1,710,000;
•	Mr. DeGiorgio. Mr. DeGiorgio’s target cash bonus increased from $700,000 to $800,000;
•	Mr. Leavell. Mr. Leavell’s target cash bonus increased from $650,000 to $750,000;
•	Mr. Seaton. Mr. Seaton’s target cash bonus increased from $575,000 to $650,000; and
•	Mr. Wajner. Mr. Wajner’s target cash bonus increased from $131,250 to $140,000.

The increase in the target cash bonus amounts reflected the Committee’s evaluation of peer group compensation data and/or relevant market data after taking into account the performance of the executives and the Company.

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Compensation Discussion and Analysis

The 2018 annual cash bonus payable to each executive officer was determined by adjusting the applicable portion of the target cash bonus amount (listed in the table below under the column entitled “Percentage of Target”) based on objective financial criteria in two areas (each listed in the table below under the column entitled “Metric”), with the result being subject to any Discretionary Adjustment as described above. Each financial metric had associated with it a threshold 50% payout level, a 100% payout level and a 175% payout level (listed in the table below under the columns entitled “Threshold”, “Target” and “Maximum”, respectively). With respect to both financial metrics (and subject to the Discretionary Adjustment), results below the threshold 50% payout level would not result in any payment and results above the maximum would not result in any additional payment. The percentage payout for results between the threshold and maximum were to be determined on a linear sliding scale basis between the two metric points on either side of the actual result (i.e., between the threshold and the target, or the target and the maximum, as applicable).

For 2018 the two financial metrics utilized by the Committee were:

•

Pretax Margin: the pretax income of the Company divided by the gross revenue of the Company, excluding net realized gains/losses in the investment portfolio and, in the discretion of the Committee, excluding the effects of non-operating items, such as asset impairments and legal settlements; and

•

Return on Equity: net income attributable to the Company divided by average invested stockholders’ equity (total equity excluding accumulated other comprehensive income and noncontrolling interests), subject to the same adjustment for net realized gains/losses in the investment portfolio and potential other adjustments as apply to the pretax margin metric.

In determining the definitions of pretax margin and return on equity for 2018, the Committee considered the accounting guidance under which, starting in 2018, changes in the fair values of equity securities in the Company’s investment portfolio would be recognized as net realized investment gains/losses on the Company’s consolidated statements of income, even in the absence of a disposition of those securities. The Committee also considered the incentives created as a result of gains and losses in other parts of the Company’s investment portfolio being reflected in the determination of pretax margin and return on equity. Given the volatility that would result in measuring achievement against these metrics as a result of the accounting change and the Committee’s desire to incentivize management to manage the entire investment portfolio with a long-term perspective, the Committee determined to exclude net realized gains/losses in the investment portfolio from the calculations of pretax margin and return on equity.

The Committee set the target financial metric payout levels at the pretax margin and return on equity set forth in the Company’s financial plan, which was unanimously approved by the Company’s Board of Directors. The Committee believes these metrics, and the related performance levels, are indicators as to whether the Company, given the environment in which it is operating, has generated value for stockholders. The Committee also believes these metrics are utilized by stockholders, potential stockholders and their advisors in determining the value of the Company.

The target performance levels and actual performance for 2018 with respect to the financial metrics were as follows:

Metric	Percentage of Target	Threshold	Target	Maximum	Actual 2018 Results(1)	Metric Payout Percentage
Pretax Margin(2)	50%	7.8%	11.2%	13.4%	11.5%	110%
Return on Equity(3)	50%	9.1%	13.0%	15.6%	13.8%	123%
Total	100%	—	—	—	—	117%

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Compensation Discussion and Analysis

(1)

For purposes of determining performance level achievement, the Committee uses preliminary results and only considers an adjustment to the annual cash bonus amount if final results would result in a greater than 5% change in the amount. As a result of this practice and the non-GAAP adjustments discussed in the following footnotes, the number in the “Actual 2018 Results” column may differ from the results reported in the Company’s financial statements.

(2)

The Committee defines pretax margin as the pretax income of the Company divided by the gross revenue of the Company, excluding net realized gains/losses in the investment portfolio. This is a non-GAAP financial measure. Please see Appendix A for the rationale behind the presentation of this measure and a reconciliation to the nearest GAAP financial measure.

(3)

The Committee defines return on equity as the net income attributable to the Company (adjusted for net realized gains/losses in the investment portfolio) divided by average invested stockholders’ equity (total equity excluding accumulated other comprehensive income and noncontrolling interests). This is a non-GAAP financial measure. Please see Appendix A for the rationale behind the presentation of this measure and a reconciliation to the nearest GAAP financial measure.

In considering whether a Discretionary Adjustment should be made to the cash bonus, the Committee took into account notable achievements, as well as challenges, towards creating long-term value for stockholders, including record pretax margin results in the Company’s title insurance and services segment despite challenging economic conditions in the refinance business and a declining purchase business toward the end of the year; further increases in commercial direct revenue; effective management of the Company’s investment portfolio and the title operation’s escrow deposits leading to a 42% increase in investment income; the Company’s commitment to return capital to its stockholders, as reflected in the 10.5% increase in the Company’s cash dividend and repurchases of the Company’s stock; the slight decrease in the Company’s United States title insurance market share; the Company’s one-year total stockholder return of -17.8%, which was comparable to the Company’s largest competitor; substantial losses in the Company’s property and casualty business primarily due to catastrophic losses and higher frequency of core losses; effective expense management; continued investment in the Company’s real property database, which maintained its position as market leader in title data coverage and which facilitated many of the Company’s innovative initiatives; the effectiveness of the Company’s risk management efforts; completion of a number of acquisitions that facilitate the Company’s growth strategy; investments in technology aimed at increasing the efficiency of the Company’s operations, reducing risk and enhancing the customer experience; and successful employee engagement efforts, as reflected in the Company’s inclusion on the Fortune 100 Best Companies to Work For® list for the third consecutive year. For 2018, the Committee determined not to make a Discretionary Adjustment.

Each NEO’s cash bonus for 2018 was determined by adjusting the target cash bonus amount based on the level of achievement of the financial metrics. The following table summarizes the computation of the 2018 annual cash bonuses for each NEO. It also provides the cash bonus amount for 2017 for comparison purposes. The amounts in the table below are reflected in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

Named Executive Officer	2018 Target Annual Cash Bonus	2018 Metric Result	2018 Actual Cash Bonus	2017 Actual Cash Bonus
Gilmore, D.	$1,710,000	117%	$2,000,700	$2,365,200
DeGiorgio, K.	$800,000	117%	$936,000	$1,022,000
Leavell, C.	$750,000	117%	$877,500	$949,000
Seaton, M.	$650,000	117%	$760,500	$839,500
Wajner, M.	$140,000	117%	$163,800	$191,625

For 2018 cash bonuses, the Committee continued its practice of utilizing a performance unit arrangement for NEOs which was originally intended to enable the Company to deduct the entire amount of the cash bonus for tax purposes under a provision of Section 162(m) of the Internal Revenue Code. Though this provision was eliminated beginning in 2018, an analogue under California state law continues to exist, so the Committee continued the practice. The arrangement involves the granting of performance units under

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Compensation Discussion and Analysis

the Company’s incentive compensation plan in an amount approximating the maximum amount of the cash bonus, followed by a reduction of the amount of performance units to eliminate the excess units when the actual cash bonus has been determined. The remaining units are then converted into dollars and paid in cash in the bonus amount determined by the Committee. These performance units would not be payable unless the 2018 net income of the Company was at least $25 million. For purposes of this calculation, net income excludes (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary, unusual and/or nonrecurring items of gain or loss and (f) foreign exchange gains and losses (“Extraordinary Items”). The Committee determined that this target was met for 2018, with the result that the NEOs ultimately received performance units for 2018, which the Committee subsequently converted into cash in the amount shown in the preceding table in the column labeled “2018 Actual Cash Bonus.”

In February 2019, the Committee determined target cash bonus amounts for 2019. The Committee determined that, based on its assessment of relevant peer company and/or market data and in light of the Company’s ongoing expense management efforts, the current target cash bonus amounts were appropriate and did not warrant adjustment.

Subject to the Committee’s ability to award a lower amount, including the ability to not award any bonus, for 2019 the cash bonuses of the executive officers will again be determined based on the Company’s return on equity (weighted 50%) and pretax margin (weighted 50%). As was the case in 2018, actual performance could result in payouts ranging from 50% to 175% of target, or 0% if performance is below threshold levels.

For 2019, as was the case with respect to 2018, non-metric factors can result in a Discretionary Adjustment that can modify the cash bonus payout by up to +/- 30 percentage points.

The target cash bonus amount will be adjusted in the same manner as in 2018, in that results below the threshold 50% payout level do not result in any payment and results above the maximum do not result in any additional payment. The percentage payout for results between the threshold and maximum are determined on a linear sliding scale basis between the two metric points on either side of the actual result (i.e., between the threshold and the target, or the target and the maximum, as applicable).

The Committee believes that retaining the two primary financial metrics utilized in the past, coupled with evaluation of a potential Discretionary Adjustment based on internal or external factors as described above, advances the objective of the Company’s annual cash bonus program and properly balances the importance of (i) compensating based on objective short-term financial results that are important to investors, and (ii) retaining the ability to take into account the Committee’s subjective determination with respect to long-term value creation and overall performance.

For 2019, the Committee again established a performance unit arrangement for the NEOs. Although doing so no longer qualifies the cash bonus as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, it continues to provide potential state tax benefits. The Committee granted to the NEOs performance units with a maximum cash value approximately equal to the maximum potential amount of the 2019 annual cash bonus using the metrics described above (including the potential Discretionary Adjustment of up to 30 percentage points). This resulted in performance unit awards of $3,505,500, $1,640,000, $1,537,500, $1,332,500 and $287,000, respectively, to Messrs. Gilmore, DeGiorgio, Leavell, Seaton and Wajner. These performance units, which were issued under the Company’s 2010 Incentive Compensation Plan, provide that they will not be payable unless the net income of the Company for 2019 is at least $25 million, excluding Extraordinary Items. As in 2018, the award agreements give the Committee complete discretion to reduce the actual amount of bonus payable to any lesser

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Compensation Discussion and Analysis

amount. It is expected that such a reduction will be made when the Committee determines the actual 2019 cash bonuses and that the performance units will be utilized to pay such amounts.

Annual Equity Bonus

As with the annual cash bonus, the Committee considers the annual equity bonus, which is paid in the form of RSUs tied to the annual performance of the Company (“Performance RSUs”), to be a critical component of the executive officer compensation program. Similar to the annual cash bonus, the Company’s practice of granting Performance RSUs reflects the view that key components of the Company’s business operations are cyclical in nature. However, because these Performance RSUs vest over a four-year period, this practice also discourages executive officers from taking excessive risks for short-term gains. Taken together, the Committee believes that this incentive structure tied to annual performance is effective in motivating and rewarding executive officers to enhance long-term stockholder value.

As in prior years, the Committee structured payouts of 2018 Performance RSUs to be based on measurable performance against specific financial targets which the Committee believes to be key drivers of stockholder value. Performance RSUs granted for 2018 performance were based on the same financial targets as the 2018 annual cash bonus and subject to a Discretionary Adjustment.

For 2018, the Committee set the target Performance RSU amounts as follows:

•	Mr. Gilmore. Mr. Gilmore’s target Performance RSU amount increased from $1,980,000 to $2,090,000;
•	Mr. DeGiorgio. Mr. DeGiorgio’s target Performance RSU amount increased from $700,000 to $800,000;
•	Mr. Leavell. Mr. Leavell’s target Performance RSU amount increased from $650,000 to $750,000;
•	Mr. Seaton. Mr. Seaton’s target Performance RSU amount increased from $575,000 to $650,000; and
•	Mr. Wajner. Mr. Wajner’s target Performance RSU amount increased from $43,750 to $60,000.

The increase in the target Performance RSU amounts reflected the Committee’s evaluation of peer group compensation data and/or relevant market data after taking into account the performance of such executives and the Company.

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Compensation Discussion and Analysis

For 2018 Performance RSUs, the Committee utilized the same two financial metrics utilized for the 2018 cash bonus program (i.e., pretax margin and return on equity), with the same threshold, target and maximum payout levels of 50%, 100% and 175%. As a result, the amount of 2018 Performance RSUs awarded to each executive officer was determined by adjusting the applicable target Performance RSU amount by the same metric payout percentage as the 2018 cash bonuses, or 117% of target. As with the annual cash bonus, the Committee determined that no Discretionary Adjustment was warranted. The following table summarizes the computation of the 2018 Performance RSU amount for each NEO. It also provides the Performance RSU amount for 2017 for comparison purposes.

Named Executive Officer	2018 Target Performance RSU Amount	2018 Metric Result(1)	2018 Actual Performance RSU Amount	2017 Performance RSU Amount
Gilmore, D.	$2,090,000	117%	$2,445,300	$2,890,800
DeGiorgio, K.	$800,000	117%	$936,000	$1,022,000
Leavell, C.	$750,000	117%	$877,500	$949,000
Seaton, M.	$650,000	117%	$760,500	$839,500
Wajner, M.	$60,000	117%	$70,200	$63,875

(1)	The target performance levels and actual performance with respect to the financial metrics are set forth in the Metric summary table on page 30.

Additional details regarding the terms of the Performance RSUs are set forth in the “Restricted Stock Units (RSUs)” section below on page 36. It should be noted that as required by applicable rules, the Summary Compensation, Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year End tables in this proxy statement reflect Performance RSUs issued to the NEOs in 2018 for performance in 2017. Similarly, the Performance RSUs issued in 2019 for performance in 2018 are not reflected in those tables contained in this proxy statement. Applicable rules require that these tables only reflect equity awards granted to the NEOs in 2018.

In February 2019, the Committee determined target Performance RSU amounts for 2019. The Committee determined that, based on its assessment of relevant peer company and/or market data and in light of the Company’s ongoing expense management efforts, the current target Performance RSU amounts were appropriate and did not warrant adjustment.

Subject to the Committee’s ability to award a lower amount, including the ability to not award any Performance RSUs, for 2019 the Performance RSU amounts for the executive officers are again expected to be determined based on the Company’s return on equity (weighted 50%) and pretax margin (weighted 50%). As was the case for 2018, actual performance could result in payouts ranging from 50% to 175% of target, or 0% if performance is below threshold levels. For 2019, as was the case with respect to 2018, non-metric factors can result in a Discretionary Adjustment that can modify the amount by up to +/- 30 percentage points.

The target Performance RSU amount is expected to be adjusted in the same manner as in 2018, in that results below the threshold 50% payout level do not result in any payment and results above the maximum do not result in any additional payment. The percentage payout for results between the threshold and maximum are determined on a linear sliding scale basis between the two metric points on either side of the actual result (i.e., between the threshold and the target, or the target and the maximum, as applicable).

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Compensation Discussion and Analysis

Long-Term Equity Incentive

The Committee has continued its practice of providing long-term incentives to its executive officers through the issuance of RSUs. The Committee continues to believe that RSUs effectively align the interests of executive officers with those of its long-term stockholders. The Committee believes that long-term incentive awards in the form of RSUs, particularly when coupled with the Performance RSUs, incentivize executive officers to have a long-term perspective on the Company’s performance and, at the same time, discourage them from taking excessive risk to achieve short term gains. RSUs issued as part of the Company’s long-term incentive program will sometimes be referred to as “Long-Term Incentive RSUs,” to distinguish them from the previously described Performance RSUs awarded to the NEOs primarily on the basis of the annual performance of the Company.

In determining the amount of Long-Term Incentive RSUs to grant to executive officers, the Committee reviews the performance of the Company and the executive officers following the completion of the year together with compensation levels at peer companies, among other factors, and awards the amount of Long-Term Incentive RSUs that it deems appropriate.

In connection with 2018 performance, the Committee awarded $2,675,000, $1,450,000, $1,450,000, $970,000, and $165,000 of Long-Term Incentive RSUs to Messrs. Gilmore, DeGiorgio, Leavell, Seaton and Wajner, respectively. The Committee’s determination of the amount to be awarded to Mr. Gilmore reflected its conclusion that he, as chief executive officer, is ultimately responsible for the steps that have been taken to improve the Company’s operational efficiency and to advance its strategic goals, including the identification of and execution on opportunities to innovate, effective management of enterprise risk, expense control, identifying and executing on strategic acquisition opportunities, expanding and leveraging data, and developing the Company’s employees. All of these steps, it believes, continue to significantly enhance the current earnings and the earnings potential of the Company, as well as the Company’s total stockholder return. With respect to the other NEOs, the Committee’s determination took into account the recommendations of Mr. Gilmore, peer group and market data and a review of the accomplishments in various aspects of the Company’s operations that occurred during the year.

The approximate dollar values of the Long-Term Incentive RSUs granted to each of the NEO recipients of such awards for 2018 performance are provided in the following table, together with the comparable amount for 2017 performance:

Named Executive Officer	Long-Term Incentive RSUs Granted in 2019 in Connection with 2018 Performance(1)	Long-Term Incentive RSUs Granted in 2018 in Connection with 2017 Performance(1)
Gilmore, D.	$2,675,000	$2,500,000
DeGiorgio, K.	$1,450,000	$1,350,000
Leavell, C.	$1,450,000	$1,350,000
Seaton, M.	$970,000	$900,000
Wajner, M.	$165,000	$150,000

(1)

The actual dollar value of the RSUs may differ slightly from these dollar amounts in the table due to rounding. The Long-Term Incentive RSUs granted in 2019 for 2018 performance were granted on February 22, 2019, and the Long-Term Incentive RSUs granted in 2018 in connection with 2017 performance were granted on February 21, 2018, in both cases pursuant to the Company’s policy of granting RSUs to executive officers on the second day on which the New York Stock Exchange is open for trading following the filing of the Annual Report on Form 10-K.

Additional details regarding the terms of the Long-Term Incentive RSUs are set forth in the “Restricted Stock Units (RSUs)” section below on page 36. As indicated above with respect to Performance RSUs, it

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Compensation Discussion and Analysis

should be noted that, as required by applicable rules, Long-Term Incentive RSUs granted in 2019 in connection with 2018 performance are not reflected in the Summary Compensation table, the Grants of Plan-Based Awards table or the Outstanding Equity Awards at Fiscal Year End table contained herein. Those tables reflect Long-Term Incentive RSUs granted in 2018 in connection with 2017 performance.

Summary of Base Salary, Cash Bonus, and Equity Incentive Compensation Paid for 2018

The following table summarizes for each NEO the amount paid for 2018 in the form of total base salary, cash bonus (paid in 2019 for 2018 performance), Performance RSUs (granted in 2019 for 2018 performance) and Long-Term Incentive RSUs (granted in 2019 in connection with 2018 performance). This table is not a substitute for the compensation tables required by the Securities and Exchange Commission and included under the heading “Executive Compensation Tables” herein, but it provides a more accurate picture of how the Committee viewed its compensation actions for the NEOs based on performance for 2018:

Named Executive Officer	Base Salary Paid in 2018	2018 Actual Cash Bonus (Paid in 2019)	Performance RSUs Issued in 2019 in Connection with 2018 Performance	Long-Term Incentive RSUs Issued in 2019 in Connection with 2018 Performance	Total for 2018	Total for 2017
Gilmore, D.	$1,000,000	$2,000,700	$2,445,300	$2,675,000	$8,121,000	$8,706,000
DeGiorgio, K.	$775,000	$936,000	$936,000	$1,450,000	$4,097,000	$4,144,000
Leavell, C.	$725,000	$877,500	$877,500	$1,450,000	$3,930,000	$3,948,000
Seaton, M.	$650,000	$760,500	$760,500	$970,000	$3,141,000	$3,179,000
Wajner, M.	$300,000	$163,800	$70,200	$165,000	$699,000	$695,500

Restricted Stock Units (RSUs)

RSUs are denominated in units of the Company’s common stock. In accordance with Company policy, the number of units granted to a NEO in 2019 for 2018 performance was determined by dividing the dollar amount of the RSUs that the Committee determined to be granted by the closing price of the Company’s stock on February 22, 2019, the second day on which the New York Stock Exchange was open for trading following the filing of the Company’s Annual Report on Form 10-K. These underlying shares, plus any dividend equivalent shares accrued during the vesting period are generally distributed to the executive upon vesting.

The RSUs awarded to NEOs vest at a rate of 25% on each anniversary of the date of grant. Vesting accelerates in certain circumstances, including death, disability and normal retirement. In addition, vesting of the Performance RSUs (but not the Long-Term Incentive RSUs) accelerates in connection with early retirement and termination by the Company without cause. Early retirement means the termination of the recipient’s employment, other than for cause, after having reached age 55 and 10 years of service. Normal retirement means the termination of the recipient’s employment, other than for cause, after having reached age 62, irrespective of the number of years of service. In the case of death or disability, delivery of the underlying shares is made as soon as administratively practicable. In the case of normal retirement or, for Performance RSUs, early retirement or termination by the Company without cause, delivery of the underlying shares is made one year after the termination date. A holder of RSUs has none of the rights of a stockholder unless and until shares are actually delivered to the holder.

The RSUs issued in 2018 and 2019 to the Company’s NEOs, based on the level of achievement in 2017 and 2018, respectively, provided that, except in the case of death, disability or certain change-in-control scenarios, none of the RSUs would vest unless certain performance criteria were met. In particular, RSUs

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Compensation Discussion and Analysis

would not vest unless the net income of the Company in the year of grant was at least $25 million, excluding Extraordinary Items. In prior years, this condition on vesting was intended to qualify the RSUs as performance-based compensation under Section 162(m) of the Internal Revenue Code. For 2018, the Committee determined to retain the performance criteria to achieve state tax benefits.

Timing of Equity Grants

The Company’s general policy with respect to equity awards to executive officers is, after Committee approval, to issue the awards on the second day on which the New York Stock Exchange is open for trading following the filing of the Company’s Annual Report on Form 10-K. In the case of RSUs denominated in dollars and stock options, pricing (that is, the number of shares or units issued for each dollar denominated RSU award or the strike price with respect to stock options) is determined as of that date. The price of Company common stock used for these purposes is the last sale price reported for a share of the Company’s common stock on the New York Stock Exchange on that date.

Consideration of Prior Amounts Realized

The Company’s philosophy is to incentivize and reward executive officers for future performance. Accordingly, prior stock compensation gains (option gains or restricted stock awarded in prior years) generally are not considered in setting future compensation levels.

Stock Ownership Guidelines, Clawback Policy and Anti-Hedging Policy

The Company has adopted guidelines requiring its chief executive officer to hold Company stock with a value equal to at least five times the chief executive officer’s base salary and each of the other NEOs to hold stock with a value equal to at least three times their respective base salaries, or one-time their respective base salaries if that base salary is below $500,000.

What Counts Toward the Guideline:

•	shares owned personally or by a spouse
•	shares issued or held through a Company-sponsored plan such as the First American Financial Corporation 401(k) Savings Plan or the First American Financial Corporation Employee Stock Purchase Plan
•	unvested restricted stock units
•	shares held in trust for the benefit of the NEO or a spouse

What Does Not Count Toward the Guideline:

•	stock options

The Committee annually reviews compliance with the ownership guidelines. All of the NEOs meet or exceed our ownership guidelines.

Clawback and Anti-Hedging Policy

The Company has adopted a clawback policy applicable to all executive officers. The policy generally provides for the return by the responsible executive officer(s) of compensation received during the three full fiscal years prior to the announcement of a restatement of financial information due to material noncompliance with reporting requirements under securities laws to the extent such compensation would

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Compensation Discussion and Analysis

not have been received under the restated results. In addition, under Section 304 of the Sarbanes-Oxley Act of 2002, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, the chief executive officer and chief financial officer may be required to reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document and any profits realized from the sale of securities of the Company during that twelve-month period. In addition, the Company’s 2010 Incentive Compensation Plan and employee form of Restricted Stock Unit Award Agreement provide for the forfeiture or recoupment of previously awarded compensation under certain circumstances if an executive officer’s misconduct causes loss or damage to the Company or its reputation. In February 2019, the Company also added provisions to its executive employment agreements and its employee form of Restricted Stock Unit Award Agreement which provide that the compensation paid or RSUs granted under such agreements shall be subject to any Company clawback, forfeiture, or similar plan, policy or document reasonably adopted from time to time. The Company has also adopted policies generally prohibiting executive officers and certain other employees from holding Company securities in a margin account, pledging Company securities as collateral and hedging ownership of Company securities by engaging in short sales or trading in option contracts involving Company securities.

Benefits and Perquisites

Executive officers are entitled to employee benefits generally available to all full-time employees of the Company (subject to fulfilling any minimum service requirement), such as health and welfare benefits. The executive officers are also eligible to receive an incremental long-term disability insurance benefit that is not available to all employees. In designing these elements the Company seeks to provide an overall level of benefits that is competitive with the level of benefits offered by similar companies in the markets in which it operates.

Employment Agreements

Messrs. Gilmore, DeGiorgio, Leavell and Seaton are parties to employment agreements with the Company. Messrs. Gilmore and DeGiorgio originally entered into their employment agreements in 2008 and Messrs. Leavell and Seaton originally entered into their employment agreements in 2014. Each of the agreements were most recently renewed in 2019 and the term of each of the agreements now expires on December 31, 2021. The decision to renew the agreements reflected the Committee’s favorable evaluation of the performance of these executives, its view that the contracts provide an important retention incentive and the potential benefit to the Company from the non-competition, non-solicitation and other covenants in the contracts. The agreements specify minimum base salaries equal to the base salaries paid to such individuals at the time of execution thereof, namely $1,000,000, $775,000, $725,000 and $650,000 for Messrs. Gilmore, DeGiorgio, Leavell and Seaton, respectively. Determinations regarding bonus amounts, long term incentive awards and any increases in base salary remain at the discretion of the Committee.

The agreements provide that if the Company terminates the executive’s employment without cause, the executive is entitled to an amount representing twice the sum of the executive’s base salary and the second largest of the prior three years’ bonuses. Half of this sum would be paid over the first year following termination in twelve equal monthly installments, and the other half would be paid at the end of this one-year period. The executive’s receipt of these amounts would be contingent on the Company’s receipt of a release from the executive as well as the executive’s compliance with certain non-solicitation and confidentiality provisions contained within the agreement. In addition, if the executive’s employment is terminated without cause and the executive would otherwise, during the term of the agreement, have reached the executive’s “early retirement date” under the Executive Supplemental Benefit Plan (the “SERP”), which is discussed in further detail below, then the executive’s benefit will be deemed vested on

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Compensation Discussion and Analysis

the early retirement date notwithstanding the termination. No additional benefits are payable in the event that the executive voluntarily terminates or termination is on account of death or disability or is for cause.

Under the agreements, cause is defined to include (1) embezzlement, theft or misappropriation of Company property, (2) willful breach of any fiduciary duties owed to the Company, (3) willful failure or refusal to comply with applicable rules and regulations, (4) commission of a felony or of any crime involving moral turpitude, fraud, or misrepresentation, (5), refusal to perform job duties or reasonable directives from the executive’s superior or the Board of Directors and (6) any gross negligence or willful misconduct resulting in loss or damage to the reputation of the Company.

The agreements are attached as an exhibit to the Form 10-K filed by the Company on February 20, 2019.

Change-in-Control and Post-Termination Arrangements

The Company’s 2010 Incentive Compensation Plan generally provides for the accelerated vesting of awards in the event of a change-in-control of the Company, except as otherwise provided in an award agreement. Award agreements evidencing all outstanding awards provide that vesting will not accelerate as a result of a change-in-control that has been approved by the Company’s incumbent Board of Directors.

Prior to January 1, 2011, the SERP generally provided for the accelerated vesting of benefits in the event of a change-in-control of the Company that was not approved by the Company’s incumbent directors and, upon the subsequent termination of the participant’s employment for any reason, the commencement of benefits as though the participant had attained normal retirement age. The Company amended the SERP, effective as of January 1, 2011, to, among other changes, require as a condition to the commencement of benefits the involuntary termination of the participant within 36 months of the change-in-control. In that event the amendments also provided for an actuarial reduction in the benefit payable to participants who had not yet reached age 55. Participants age 55 and older would receive the benefit they would otherwise have been entitled to at termination absent a change in control.

The document evidencing the SERP is attached as an exhibit to the Form 10-K filed by the Company on March 1, 2011 and Amendment No. 1 thereto is attached as an exhibit to the Form 10-K filed on February 23, 2015.

Change-in-Control Agreements.

As part of the Company’s efforts to retain key employees, it has entered into agreements with each of the NEOs to provide for certain benefits in the event the executive officer is terminated following a change-in-control. In October 2010, the Company amended these agreements to eliminate the excise tax gross-up for benefits payable under the agreements, to eliminate the obligation of the Company to pay benefits if the executive voluntarily terminates employment within 30 days of the one-year anniversary of a change-in-control (commonly referred to as a “single trigger” provision) and to reduce the multiple of base and bonus payable from three to two. In the opinion of the Committee, these changes reflected current best practices with respect to such agreements.

Under the agreement a “change-in-control” means any one of the following with respect to the Company:

•	a merger or consolidation of the Company in which the Company’s stockholders end up owning less than 50% of the voting securities of the surviving entity;
•	the sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company;

First American Financial Corporation   2019 Proxy Statement | 39

Compensation Discussion and Analysis

•

a change in the composition of the Company’s Board of Directors over a two-year period as a result of which fewer than a majority of the directors are incumbent directors, as defined in the agreement; or

•	the acquisition or accumulation by any person or group, subject to certain limited exceptions, of at least 25% of the Company’s voting securities.

If the termination of the executive officer’s employment occurs without cause or if the executive officer terminates such employment for good reason within 36 months following the change-in-control, the Company is required to pay the following benefits in one lump sum within ten business days:

•	the executive officer’s base salary through and including the date of termination and any accrued but unpaid annual incentive bonus;
•

an annual incentive bonus for the year in which the termination occurs in an amount equal to the target bonus for the year of termination (or if there is no target annual incentive bonus or under certain other specified circumstances, the average of the annual incentive bonuses paid for the three prior years), prorated through the date of termination;

•	accrued and unpaid vacation pay;
•	unreimbursed business expenses;
•	two times the executive officer’s annual base salary in effect immediately prior to the termination; and
•

two times the executive’s target bonus (or if there is no target annual incentive bonus or under certain other specified circumstances, two times the average of the annual incentive bonuses paid for the three prior years).

In addition, for a period of 24 months following the date on which the executive officer’s employment terminates, the Company will provide the same level of benefits and perquisites that the executive officer received at the time of termination or, if more favorable to the executive officer, at the time at which the change-in-control occurred. These benefits include tax-qualified and nonqualified savings plan benefits (excluding, however, any supplemental benefit plans), medical insurance, disability income protection, life insurance coverage and death benefits. To the extent that the executive officer cannot participate in the plans previously available, the Company will provide such benefits (or a cash equivalent) on the same after-tax basis as if they had been available. These obligations are reduced by any welfare benefits made available to the executive officer from subsequent employers.

If the amount payable under the agreements, together with other payments and benefits, would constitute an “excess parachute payment” under the Internal Revenue Code and, consequently, be subject to excise tax, the change-in-control agreements provide for a reduction in the amount payable to that amount that would result in the elimination of the excise tax, provided that the reduced amount exceeds the amount the executive officer would receive if the excise tax had been applied.

The change-in-control agreements would initially have expired on December 31, 2012; however, they automatically extend for additional one-year periods unless either party notifies the other not later than the preceding January 1 that it does not wish to extend the term.

The form change-in-control agreement is attached as an exhibit to the Form 10-Q filed by the Company on November 1, 2010.

40 | 2019 Proxy Statement   First American Financial Corporation

Compensation Discussion and Analysis

Payments due Upon Termination and/or a Change-in-Control.

Calculations and further explanation of the payments due the NEOs upon termination of employment and/or a change-in-control are found under the portion of the “Executive Compensation Tables” section of this document entitled “2018 Potential Payments Upon Termination or Change-in-Control.”

Retirement Benefits

NEOs may participate in several benefit plans that provide benefits upon retirement. Such retirement benefits include:

Benefit	Background
First American Financial Corporation 401(k) Savings Plan

The First American Financial Corporation 401(k) Savings Plan is a tax-qualified profit-sharing plan generally available to all employees, which authorizes company matching contributions based on the amount of employee pretax contributions and a schedule that ties the amount of matching contributions to the Company’s profitability. For 2018, for each $1.00 employees contributed to the plan up to 4% of the employee’s eligible compensation, the Company provided a match of $1.25.

Executive Supplemental Benefit Plan*	The Executive Supplemental Benefit Plan is limited to a select group of management and is closed to new participants.
First American Financial Corporation Deferred Compensation Plan*	The Deferred Compensation Plan is limited to a select group of management.

*	Further explanation of these plans can be found in the Pension Benefits and Nonqualified Deferred Compensation sections in the “Executive Compensation Tables” section.

The Company believes that these plans provide a valuable recruiting and retention mechanism for its executive officers and enable it to compete more successfully for qualified executive talent.

Effective January 1, 2011, the Committee closed the SERP to new participants and, as part of the amendments described above, fixed as of December 31, 2010 the compensation used to determine benefits payable under the SERP. The amendments also capped the annual benefit to a maximum of $500,000 for the Company’s chief executive officer and $350,000 for other participants.

Conclusion

The final level and mix of compensation determined by the Committee is considered within the context of both the objective data from a competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Committee believes that each of the compensation packages for the NEOs is within the competitive range of practices when compared to the objective comparative data even where qualitative factors have influenced the compensation decisions.

Impact of Tax and Accounting

As a general matter, the Committee takes into account the various tax and accounting implications of compensation vehicles employed by the Company.

First American Financial Corporation   2019 Proxy Statement | 41

Compensation Discussion and Analysis

When determining amounts of long-term incentive grants to executive officers and employees, the Committee examines the accounting cost associated with the grants. Under accounting guidance, grants of stock options and RSUs result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For RSUs, the cost is generally equal to the fair value of the stock on the date of grant times the number of shares granted. Generally, this expense is amortized over the requisite service period. With respect to stock options, the Company calculates the fair value of the option and amortizes that amount into expense over the vesting period.

The Committee had previously designed components of the Company’s compensation programs to conform to Section 162(m) of the Internal Revenue Code and related regulations so that total compensation paid to its NEOs would not exceed $1,000,000 in any one year, except for compensation payments that qualified as “performance-based.” Although the “performance-based” exception under Section 162(m) was eliminated beginning in 2018, the Company has retained these components for state tax purposes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee on March 5, 2019 recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Compensation Committee

Michael D. McKee, Chair
Parker S. Kennedy
Mark C. Oman

42 | 2019 Proxy Statement   First American Financial Corporation

Executive Compensation Tables

The following tables set forth compensation information for the Company’s “named executive officers” pursuant to the specific requirements of applicable regulations. The Company believes that the Summary Compensation Table below does not completely reflect its perspective on compensation for its named executive officers. Rather, the Company believes that its perspective is more completely reflected in the “Compensation Discussion and Analysis” section above.

The following Summary Compensation Table sets forth compensation awarded to or earned by our named executive officers for the years indicated.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)		Total ($)

Dennis J. Gilmore	2018	$998,850	$0	$5,390,730	$2,000,700	$—	$12,677	(4)	$8,402,957
Chief Executive Officer	2017	$950,000	$0	$4,348,262	$2,365,200	$654,480	$12,402		$8,330,344
	2016	$949,231	$0	$4,765,014	$1,757,700	$562,048	$14,471		$8,048,464

Kenneth D. DeGiorgio	2018	$774,519	$0	$2,371,981	$936,000	$—	$12,400	(5)	$4,094,901
Executive Vice President	2017	$750,000	$0	$1,931,951	$1,022,000	$331,105	$13,049		$4,048,105
	2016	$749,615	$0	$2,071,440	$882,000	$225,947	$15,056		$3,944,058

Christopher M. Leavell	2018	$724,519	$0	$2,298,968	$877,500	$—	$15,088	(6)	$3,916,075
COO of principal subsidiary	2017	$700,000	$0	$1,818,945	$949,000	$570,469	$14,526		$4,052,940
	2016	$699,615	$0	$1,925,959	$819,000	$501,495	$16,340		$3,962,409

Mark E. Seaton	2018	$649,038	$0	$1,739,437	$760,500	$0	$11,865	(7)	$3,160,840
EVP, Chief Financial Officer	2017	$599,519	$0	$1,379,971	$839,500	$0	$11,678		$2,830,668
	2016	$574,231	$0	$1,379,431	$630,000	$0	$13,825		$2,597,487

Matthew F. Wajner	2018	$299,808	$0	$213,837	$163,800	$0	$11,865	(8)	$689,310
VP, Chief Accounting Officer	2017	$289,712	$0	$176,646	$191,625	$0	$11,678		$669,661
	2016	$274,769	$0	$200,005	$156,240	$0	$13,259		$644,273

(1)

As required by applicable rules, annual cash bonuses that were paid through performance units, or were otherwise based upon the achievement of pre-determined performance metrics, are included under the column entitled “Non-Equity Incentive Plan Compensation”, as opposed to the column entitled “Bonus”.

(2)

The amounts shown are the grant date fair value of stock awards granted in the year indicated as computed in accordance with FASB ASC Topic 718 using the closing price of our common stock on the grant date. The values set forth under this column for each year reflect the grants made in that year based on performance metrics from the prior year (e.g., amounts reported for 2018 are based on performance metrics from 2017). For information on the valuation of the awards, refer to Note 15 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(3)

For 2018, reflects the change in the present value of the benefit from the end of the year preceding the applicable fiscal year to the end of the applicable fiscal year for the First American Financial Corporation Executive Supplemental Benefit Plan (“SERP”), which is a non-qualified pension plan. Change in pension value for 2018 is ($401,849) for Mr. Gilmore, ($154,236) for Mr. DeGiorgio and ($341,232) for Mr. Leavell, but is disclosed as $0 in the Summary Compensation Table pursuant to disclosure rules. For 2017 and 2016, the change in pension value also includes benefits under the First American Financial Corporation Pension Plan, which was terminated as of July 31, 2016. Messrs. Seaton and Wajner are not participants in these plans. See 2018 Pension Benefits table for assumptions relating to the SERP. Amounts in the column do not include earnings under the Company’s deferred compensation plan as such earnings are neither above market nor preferential. The Company’s deferred compensation plan provides a return based on a number of investment crediting options.

First American Financial Corporation   2019 Proxy Statement | 43

Executive Compensation Tables

(4)

This amount consists of (a) Company contributions of $10,125 to his account in the Company’s tax qualified 401(k) savings plan, (b) life insurance premiums of $812 and (c) Company paid executive long-term disability insurance premium of $1,740.

(5)

This amount consists of (a) Company contributions of $10,125 to his account in the Company’s tax qualified 401(k) savings plan, (b) life insurance premiums of $1,535 and (c) Company paid executive long-term disability insurance premium of $1,740.

(6)

This amount consists of (a) Company contributions of $10,125 to his account in the Company’s tax qualified 401(k) savings plan, (b) life insurance premiums of $3,223 and (c) Company paid executive long-term disability insurance premium of $1,740.

(7)

This amount consists of Company contributions of $10,125 to his account in the Company’s tax qualified 401(k) savings plan and (b) Company paid executive long-term disability insurance premium of $1,740.

(8)

This amount consists of Company contributions of $10,125 to his account in the Company’s tax qualified 401(k) savings plan and (b) Company paid executive long-term disability insurance premium of $1,740.

Grants of Plan-Based Awards

The following table contains information concerning awards of RSUs and performance units made by the Company to each of our named executive officers during fiscal year 2018.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards ($)
Dennis J. Gilmore	2/21/2018(1)	2/2/18	$855,000	$1,710,000	$3,505,500
	2/21/2018(2)	2/2/18				—	50,600	—	$2,890,778
	2/21/2018(3)	2/2/18				—	43,759	—	$2,499,952

Kenneth D. DeGiorgio	2/21/2018(1)	2/2/18	$400,000	$800,000	$1,640,000
	2/21/2018(2)	2/2/18				—	17,889	—	$1,021,999
	2/21/2018(3)	2/2/18				—	23,630	—	$1,349,982

Christopher M. Leavell	2/21/2018(1)	2/2/18	$375,000	$750,000	$1,537,500
	2/21/2018(2)	2/2/18				—	16,611	—	$948,986
	2/21/2018(3)	2/2/18				—	23,630	—	$1,349,982

Mark E. Seaton	2/21/2018(1)	2/2/18	$325,000	$650,000	$1,332,500
	2/21/2018(2)	2/2/18				—	14,694	—	$839,468
	2/21/2018(3)	2/2/18				—	15,753	—	$899,969

Matthew F. Wajner	2/21/2018(1)	2/2/18	$70,000	$140,000	$287,000
	2/21/2018(2)	2/2/18				—	1,118	—	$63,871
	2/21/2018(3)	2/2/18				—	2,625	—	$149,966

(1)

Amounts represent the threshold, target and maximum amounts payable with respect to performance units awarded under the Company’s incentive compensation plan for 2018. None of the awards were payable unless, as was the case, the net income of the Company for 2018 was at least $25 million, excluding (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary, unusual and/or nonrecurring items of gain or loss and (f) foreign exchange gains and losses (“Extraordinary Items”). Under the plan, the Compensation Committee has the discretion to decrease or increase the final payout by 30 percentage points. The Committee also retains the ability to award ultimately a lower amount, including the discretion not to award any amount. The maximum amount disclosed reflects the actual number of performance units awarded near the beginning of 2018 and reflects the potential 30-percentage point increase (205% of the target amount). See “Compensation Discussion and Analysis—Pay Elements—Annual Cash Bonus.” The amount of units was reduced in connection with the actual payment of cash bonus amounts. The amounts identified in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table are the actual amounts paid under the plan.

(2)

Grants represent the Performance RSUs issued in 2018 for 2017 performance. Vesting of Performance RSUs occurs at a rate of 25% per year on each anniversary of the grant date, and would not occur unless, as was the case, the net income of the Company for 2018 was at least $25 million, excluding Extraordinary Items.

(3)

Grants represent Long-Term Incentive RSUs which were issued to the named executive officers in 2018 for 2017 performance. Vesting of Long-Term Incentive RSUs occurs at a rate of 25% per year on each anniversary of the grant date, and would not occur unless, as was the case, the net income of the Company for 2018 was at least $25 million, excluding Extraordinary Items.

44 | 2019 Proxy Statement   First American Financial Corporation

Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding equity awards of the Company held by the named executive officers as of December 31, 2018.

		Stock Awards (1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
Dennis J. Gilmore	2/25/2015	20,522	$916,102
	2/23/2016	70,713	$3,156,628
	2/22/2017	87,989	$3,927,829
	2/21/2018	97,324	$4,344,543
Kenneth D. DeGiorgio	2/25/2015	10,330	$461,131
	2/23/2016	30,744	$1,372,412
	2/22/2017	39,092	$1,745,067
	2/21/2018	42,822	$1,911,574
Christopher M. Leavell	2/25/2015	9,820	$438,365
	2/23/2016	28,579	$1,275,767
	2/22/2017	36,807	$1,643,064
	2/21/2018	41,503	$1,852,694
Mark E. Seaton	2/25/2015	6,548	$292,303
	2/23/2016	20,472	$913,870
	2/22/2017	27,923	$1,246,483
	2/21/2018	31,401	$1,401,741
Matthew F. Wajner	2/25/2015	1,072	$47,854
	2/23/2016	2,974	$132,759
	2/22/2017	3,573	$159,499
	2/21/2018	3,857	$172,176

(1)	Stock awards vest 25% on each anniversary of the grant date and will be fully vested on the fourth anniversary of the grant date. Dividend equivalent units accumulate during the vesting period.
(2)

These amounts include RSUs that may no longer be subject to a substantial risk of forfeiture (due to retirement vesting provisions), but that remain subject to restrictions and have not yet been distributed.

(3)

The market value was calculated by multiplying the number of unvested units shown in the table by $44.64, which was the closing market price on December 31, 2018, the last trading day of our fiscal year.

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Executive Compensation Tables

Option Exercises and Stock Vested

The following table sets forth information concerning value realized by each of the named executive officers upon exercise of stock options and vesting of stock during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dennis J. Gilmore	0	$0	104,621	$6,059,971
Kenneth D. DeGiorgio	0	$0	48,047	$2,783,819	(1)
Christopher M. Leavell	0	$0	45,238	$2,621,118
Mark E. Seaton	0	$0	30,892	$1,788,048
Matthew F. Wajner	0	$0	4,554	$263,896

(1)	20,532 shares with a value of $1.2 million realized on vesting will be distributed at a later date pursuant to a deferred compensation arrangement.

Pension Benefits

The following table shows the actuarial present value of the accumulated retirement benefits payable upon normal retirement age to each of the named executive officers, computed as of December 31, 2018. The amounts are based upon benefits provided to the named executive officers under the First American Financial Corporation Executive Supplemental Benefit Plan (“SERP”). Messrs. Seaton and Wajner were never participants in the SERP.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Dennis J. Gilmore(2)	SERP(3)	25.6	$7,136,498	$0
Kenneth D. DeGiorgio	SERP(3)	19.8	$1,682,865	$0
Christopher M. Leavell(2)	SERP(3)	21.5	$3,944,835	$0

(1)

Credited years of service for benefit calculation purposes is the time between the participant’s commencement of participation in the plan and December 31, 2018. Participants in the SERP must have completed 10 years of credited service in order to be eligible to receive SERP benefits. Years of credited service beyond the minimum 10 year requirement do not result in any additional benefits under the SERP.

(2)	Messrs. Gilmore and Leavell are eligible for early retirement under the SERP due to their age and meeting applicable service requirements.
(3)

SERP eligibility requires 10 years of service and 5 years of participation in the plan with the benefit dependent on age at retirement between 55 and 62, rather than credited years of service. The following assumptions were used for calculating present values: interest rate of 4.32%, post-retirement mortality per the RP-2006 “Health Annuitants” table with generational projection based on the MP-2018 Order 2 Graduation Alternative Projection Scale, benefit is payable as a 50% joint and survivor annuity and spouse is assumed to be one year younger than the participant.

The SERP, which was closed to new participants on January 1, 2011, provides retirement benefits for, and pre-retirement death benefits with respect to, certain key management personnel. Under the plan, upon retirement at normal retirement date (the latest of age 62, the date on which the participant completes 10 years of service and the date on which the participant was covered, in combination, by the plan for five years) the participant generally receives a joint life and 50% survivor annuity benefit equal to 30% of “final average compensation.” “Final average compensation” is generally equal to the participant’s average one year covered compensation for the five-year period ending on December 31, 2010, irrespective of the participant’s actual retirement date. Final average compensation generally includes base salary and commissions, cash bonuses and stock bonuses that are granted to compensate for past services (such as

46 | 2019 Proxy Statement   First American Financial Corporation

Executive Compensation Tables

Performance RSUs, as described below). The maximum annual benefit under the SERP is capped at $500,000 for the Company’s chief executive officer and at $350,000 for all other participants.

To be eligible to receive benefits under the plan, a participant must be at least age 55, have been an employee of the Company or one of its subsidiaries for at least 10 years and covered by the plan for at least five years. In the event of early retirement, benefits under the SERP are generally reduced by 5.952% for each year prior to age 62 in which retirement actually occurs. The pre-retirement death benefit under the SERP generally consists of 10 annual payments, each of which equals 15% of final average compensation. Subject to applicable legal rules, the Board of Directors can, in its discretion, pay the participant or beneficiary in an actuarial equivalent lump sum or other form of benefit. In the event of a “change-in-control” (as defined in the plan) of the Company, benefits under the SERP become 100% vested, and, if within 36 months following the change in control the participant’s employment is terminated by the Company without cause or by the participant for good reason, the participant will be entitled to benefits equal to the benefits provided by the plan (subject to reductions for early retirement) or, if the participant is not yet eligible for early retirement, subject to an actuarial reduction.

Participants who engage in competition with the Company, either during their employment with or following their departure from the Company, forfeit their right to receive any vested benefits under the plan. Competition is defined to include involvement with a competing business; the misappropriation, sale, use or disclosure of the Company’s trade secrets, confidential or proprietary information; and solicitation of Company employees or customers.

Nonqualified Deferred Compensation

As reflected in the following table, certain of the named executive officers have elected to participate in the First American Financial Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”) and/or elected to defer receipt of shares from RSUs granted under the First American Financial Corporation 2010 Incentive Compensation Plan. Messrs. Seaton and Wajner did not have any deferred compensation.

Name	Executive Deferrals in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Amount of Deferred Compensation at Last FYE(3) ($)
Dennis J. Gilmore	$200,000	$0	$(27,196)	$0	$3,235,530
Kenneth D. DeGiorgio	$1,199,914	$0	$(3,441,897)	$0	$17,532,607
Christopher M. Leavell	$170,924	$0	$(19,750)	$0	$574,287

(1)	Represents the amount contributed during the year to the Deferred Compensation Plan plus the value of any RSUs vested during the year but subject to deferred distribution.
(2)

Represents earnings or losses on participant-selected investment options in the Deferred Compensation Plan and/or the increase or decrease in the fair market value of the deferred RSUs, including dividend equivalents thereon. These amounts are not reflected in the Summary Compensation Table.

(3)

These amounts are as of December 31, 2018. The following amounts are included in the fiscal year-end balance and previously reported as compensation to the listed officers in the Summary Compensation Table for 2010 through 2017; Mr. Gilmore, $1,250,000, Mr. DeGiorgio, $6,633,532 and Mr. Leavell $170,431. Additional amounts were contributed by the executives prior to the Company’s separation from its former parent company.

The Deferred Compensation Plan offers a select group of management and highly compensated employees the opportunity to elect to defer up to 100% of their base salary, commissions and certain eligible cash bonuses. A committee appointed by the Board of Directors is responsible for administering the plan. The plan is unfunded and unsecured. However, the Company informally funds the plan through variable universal life insurance and absorbs all insurance charges. The Company maintains a deferral account for each participating employee on a fully vested basis for all deferrals. Participants can choose to

First American Financial Corporation   2019 Proxy Statement | 47

Executive Compensation Tables

have their cash benefits paid in one lump sum or in quarterly payments upon termination of employment or death. Subject to the terms and conditions of the plan, participants also may elect scheduled and nonscheduled in-service withdrawals of compensation deferred prior to January 1, 2005, and the earnings and losses attributable thereto. Withdrawals of compensation deferred after December 31, 2004, and the earnings and losses attributable thereto, must be scheduled by the participant at the time the participant elects to defer such compensation.

Participants allocate their deferrals among a variety of investment crediting options offered under the plan. The investment crediting rates are based upon the rates of return available under certain retail mutual funds.

For all participants who joined the Deferred Compensation Plan prior to December 31, 2001, the plan provides a pre-retirement death benefit equal to the lesser of 15 times the amount deferred in the participant’s first year of participation or $2 million. The death benefit is reduced beginning at age 61 by 20% per year. Participants who join the plan after December 31, 2001 are not eligible for this death benefit. The Company maintains term life insurance policies to fund this enhanced pre-retirement death benefit.

The First American Financial Corporation 2010 Incentive Compensation Plan offers a select group of management and highly compensated employees the opportunity to defer the distribution of their RSUs to a future date beyond the scheduled vesting date. Participants may elect to defer the distribution of a particular vesting tranche of an award to a future date while employed with the Company, upon termination of employment or in annual installments over two to fifteen years post termination of employment.

With respect to deferrals to a future date while employed, participants must specify the year in which they wish to receive the distribution of the RSUs, provided that such year is later than the year of the scheduled vesting date. The resulting deferred distribution date will be the anniversary of the grant date in the year selected. If the participant terminates employment prior to the scheduled vesting date, the deferral election will not apply and the payment of such RSUs will be handled pursuant to the terms of the RSU Award Agreement. If the participant terminates employment after a scheduled vesting date but prior to the deferred distribution date, the participant will receive the distribution of the deferred RSUs upon termination. If the initial deferred election is made after the grant date, the deferred RSUs will be distributed following the later of the termination date or five years from the scheduled vesting date.

Potential Payments upon Termination or Change-in-Control

The following tables describe payments and other benefits that would be provided to the named executive officers under the specified circumstances upon a change-in-control of the Company or their termination on December 31, 2018. For further discussion, see “Change-in-Control and Post-Termination Arrangements” on page 39.

48 | 2019 Proxy Statement   First American Financial Corporation

Executive Compensation Tables

Dennis J. Gilmore

		Involuntary Termination			Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination(1)	For Cause	Without Cause/By Employee for Good Reason		Without Termination	With Termination Without Cause/By Employee for Good Reason		Death		Disability
Amounts Due to Triggering Event
Severance	$0	$0	$12,054,800	(2)	$0	$9,600,000	(3)	$0		$0
Bonus	$0	$0	$0		$0	$3,800,000	(4)	$0		$0
Accelerated Vesting of RSUs(5)	$6,516,413	$0	$6,516,413		$12,345,103	$12,345,103		$12,345,103		$12,345,103
Benefit Continuation	$0	$0	$0		$0	$133,851	(6)	$0		$0
Incremental Severance Sub-Total	$6,516,413	$0	$18,571,213		$12,345,103	$25,895,935		$12,345,103		$12,345,103
Previously Earned/ Vested Amounts
Deferred Compensation Plan	$3,235,530	$3,235,530	$3,235,530		$3,235,530	$3,235,530		$3,295,530	(7)	$3,235,530
Vested 401(k) Savings Plan Balance	$1,161,226	$1,161,226	$1,161,226		$1,161,226	$1,161,226		$1,161,226		$1,161,226
Vested SERP	$8,039,247	$0	$8,039,247		$0	$8,039,247		$3,931,087		$8,039,247
Total Value	$18,952,416	$4,396,756	$31,007,216		$16,741,859	$38,330,938		$20,732,946		$24,781,106

(1)	Voluntary termination would qualify as early retirement under the SERP and the Company’s Performance RSU grant agreements.
(2)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the median of the executive’s last three annual incentive bonuses.
(3)

Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last three completed fiscal years.

(4)

Represents the pro rata portion of the executive’s target annual bonus for the year of termination. Also assumes that, while any outstanding performance units would vest in the event of a change-in-control of the Company, the Compensation Committee would exercise its discretion to reduce any performance units awarded to the amount of the target annual incentive bonus.

(5)

The Company’s 2010 Incentive Compensation Plan and related agreements provide for acceleration of all unvested RSUs in the event of a change-in-control of the Company that is not approved by the Board of Directors and in the event of death or disability. In the event of termination after meeting early retirement (age 55 with 10 years of service), normal retirement (age 62), or involuntary termination without cause (absent a change-in-control), all unvested Performance RSUs vest one year after termination. Unvested Long-Term Incentive RSUs vest one year after termination provided the normal retirement criterion is met at the time of termination.

(6)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis for 24 months post termination.
(7)

Represents the sum of (a) the vested balance on December 31, 2018, of $3,235,530 and (b) a $60,000 pre-retirement death benefit equal to 15 times the amount deferred in the participant’s first year of participation.

First American Financial Corporation   2019 Proxy Statement | 49

Executive Compensation Tables

Kenneth D. DeGiorgio

		Involuntary Termination			Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination	For Cause	Without Cause/By Employee for Good Reason		Without Termination	With Termination Without Cause/By Employee for Good Reason		Death		Disability
Amounts Due to Triggering Event
Severance	$0	$0	$5,638,000	(1)	$0	$4,750,000	(2)	$0		$0
Bonus	$0	$0	$0		$0	$1,600,000	(3)	$0		$0
Accelerated Vesting of RSUs(4)	$0	$0	$2,526,624		$5,490,184	$5,490,184		$5,490,184		$5,490,184
Benefit Continuation	$0	$0	$0		$0	$178,481	(5)	$0		$0
Enhanced SERP(6)	$0	$0	$0		$0	$1,627,202	(7)	$1,091,453	(8)	$1,994,349	(9)
Incremental Severance Sub-Total	$0	$0	$8,164,624		$5,490,184	$13,645,867		$6,581,637		$7,484,533
Previously Earned/ Vested Amounts
Deferred RSUs(10)	$15,238,221	$15,238,221	$15,238,221		$15,238,221	$15,238,221		$15,238,221		$15,238,221
Deferred Compensation Plan	$2,294,386	$2,294,386	$2,294,386		$2,294,386	$2,294,386		$2,906,761	(11)	$2,294,386
Vested 401(k) Savings Plan Balance	$1,053,133	$1,053,133	$1,053,133		$1,053,133	$1,053,133		$1,053,133		$1,053,133
Total Value	$18,585,740	$18,585,740	$26,750,364		$24,075,924	$32,231,607		$25,779,752		$26,070,273

(1)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the median of the executive’s last three annual incentive bonuses.
(2)

Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last three completed fiscal years.

(3)

Represents the pro rata portion of the executive’s target annual bonus for the year of termination. Also assumes that, while any outstanding performance units would vest in the event of a change-in-control of the Company, the Compensation Committee would exercise its discretion to reduce any performance units awarded to the amount of the target annual incentive bonus.

(4)

The Company’s 2010 Incentive Compensation Plan and related agreements provide for acceleration of all unvested RSUs in the event of a change-in-control of the Company that is not approved by the Board of Directors and in the event of death or disability. In the event of termination after meeting early retirement (age 55 with 10 years of service), normal retirement (age 62), or involuntary termination without cause (absent a change-in-control), all unvested Performance RSUs vest one year after termination. Unvested Long-Term Incentive RSUs vest one year after termination provided the normal retirement criterion is met at the time of termination.

(5)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis for 24 months post termination.
(6)	“Enhanced SERP” refers to any payments which accrue to the executive, who is not yet vested, under the various scenarios for the SERP.
(7)

If a qualifying termination occurs within 36 months after a change-in-control of the Company, the executive becomes 100% vested in the benefit in the amount the executive would have been entitled to receive had he attained his early retirement date, with an actuarial reduction if the executive had not reached early retirement age. Represents the enhanced present value of the benefit calculated using the following assumptions: RP-2006 Table for Healthy Annuitants (without collar or amount adjustments) projected generationally using Scale MP-2018 Order 2 Graduation Alternative (post-retirement only), and a discount rate of 4.32%.

(8)	Represents the present value of 10 annual payments equal to 15% of the participant’s final average compensation, calculated using a 4.32% discount rate.
(9)

Represents the present value of the benefit calculated using the following assumptions: RP-2006 Table for Healthy Annuitants (without collar or amount adjustments) projected generationally using Scale MP-2018 Order 2 Graduation Alternative (post-retirement only), a discount rate of 4.32% and participant remains disabled until earliest retirement date at age 55.

(10)	Represents shares from vested RSUs that would have otherwise been distributed in years 2010 to 2018 had they not been deferred pursuant to a deferred compensation arrangement.
(11)

Represents the sum of (a) the vested balance on December 31, 2018 of $2,294,386 and (b) a $612,375 pre-retirement death benefit equal to 15 times the amount deferred in the participant’s first year of participation.

50 | 2019 Proxy Statement   First American Financial Corporation

Executive Compensation Tables

Christopher M. Leavell

		Involuntary Termination			Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination(1)	For Cause	Without Cause/By Employee for Good Reason		Without Termination	With Termination Without Cause/By Employee for Good Reason		Death		Disability
Amounts Due to Triggering Event
Severance	$0	$0	$5,246,000	(2)	$0	$4,450,000	(3)	$0		$0
Bonus	$0	$0	$0		$0	$1,500,000	(4)	$0		$0
Accelerated Vesting of RSUs(5)	$2,353,599	$0	$2,353,599		$5,209,890	$5,209,890		$5,209,890		$5,209,890
Benefit Continuation	$0	$0	$0		$0	$133,735	(6)	$0		$0
Incremental Severance Sub-Total	$2,353,599	$0	$7,599,599		$5,209,890	$11,293,625		$5,209,890		$5,209,890
Previously Earned/ Vested Amounts
Deferred Compensation Plan	$574,287	$574,287	$574,287		$574,287	$574,287		$1,041,537	(7)	$574,287
Vested 401(k) Savings Plan Balance	$750,867	$750,867	$750,867		$750,867	$750,867		$750,867		$750,867
Vested SERP	$3,578,382	$-	$3,578,382		$-	$3,578,382		$1,755,312		$3,578,382
Total Value	$7,257,135	$1,325,154	$12,503,135		$6,535,044	$16,197,161		$8,757,606		$10,113,426

(1)	Voluntary termination would qualify as early retirement under the SERP and the Company’s Performance RSU grant agreements.
(2)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the median of the executive’s last three annual incentive bonuses.
(3)

Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last three completed fiscal years.

(4)

Represents the pro rata portion of the executive’s target annual bonus for the year of termination. Also assumes that, while any outstanding performance units would vest in the event of a change-in-control of the Company, the Compensation Committee would exercise its discretion to reduce any performance units awarded to the amount of the target annual incentive bonus.

(5)

The Company’s 2010 Incentive Compensation Plan and related agreements provide for acceleration of all unvested RSUs in the event of a change-in-control of the Company that is not approved by the Board of Directors and in the event of death or disability. In the event of termination after meeting early retirement (age 55 with 10 years of service), normal retirement (age 62), or involuntary termination without cause (absent a change-in-control), all unvested Performance RSUs vest one year after termination. Unvested Long-Term Incentive RSUs vest one year after termination provided the normal retirement criterion is met at the time of termination.

(6)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis for 24 months post termination.
(7)

Represents the sum of (a) the vested balance on December 31, 2018 of $574,287 and (b) a $467,250 pre-retirement death benefit equal to 15 times the amount deferred in the participant’s first year of participation.

First American Financial Corporation   2019 Proxy Statement | 51

Executive Compensation Tables

Mark E. Seaton

		Involuntary Termination			Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination	For Cause	Without Cause/By Employee for Good Reason		Without Termination	With Termination Without Cause/By Employee for Good Reason		Death	Disability
Amounts Due to Triggering Event
Severance	$0	$0	$4,378,000	(1)	$0	$3,900,000	(2)	$0	$0
Bonus	$0	$0	$0		$0	$1,300,000	(3)	$0	$0
Accelerated Vesting of RSUs(4)	$0	$0	$1,882,424		$3,854,396	$3,854,396		$3,854,396	$3,854,396
Benefit Continuation	$0	$0	$0		$0	$172,359	(5)	$0	$0
Incremental Severance Sub-Total	$0	$0	$6,260,424		$3,854,396	$9,226,755		$3,854,396	$3,854,396
Previously Earned/ Vested Amounts
Vested 401(k) Savings Plan Balance	$373,136	$373,136	$373,136		$373,136	$373,136		$373,136	$373,136
Total Value	$373,136	$373,136	$6,633,560		$4,227,532	$9,599,891		$4,227,532	$4,227,532

(1)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the median of the executive’s last three annual incentive bonuses.
(2)

Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last three completed fiscal years.

(3)

Represents the pro rata portion of the executive’s target annual bonus for the year of termination. Also assumes that, while any outstanding performance units would vest in the event of a change-in-control of the Company, the Compensation Committee would exercise its discretion to reduce any performance units awarded to the amount of the target annual incentive bonus.

(4)

The Company’s 2010 Incentive Compensation Plan and related agreements provide for acceleration of all unvested RSUs in the event of a change-in-control of the Company that is not approved by the Board of Directors and in the event of death or disability. In the event of termination after meeting early retirement (age 55 with 10 years of service), normal retirement (age 62), or involuntary termination without cause (absent a change-in-control), all unvested Performance RSUs vest one year after termination. Unvested Long-Term Incentive RSUs vest one year after termination provided the normal retirement criterion is met at the time of termination.

(5)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis for 24 months post termination.

52 | 2019 Proxy Statement   First American Financial Corporation

Executive Compensation Tables

Matthew F. Wajner

		Involuntary Termination		Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination	For Cause	Without Cause/By Employee for Good Reason	Without Termination	With Termination Without Cause/By Employee for Good Reason		Death	Disability
Amounts Due to Triggering Event
Severance	$0	$0	$0	$0	$1,000,000	(1)	$0	$0
Bonus	$0	$0	$0	$0	$200,000	(2)	$0	$0
Accelerated Vesting of RSUs(3)	$0	$0	$162,534	$512,289	$512,289		$512,289	$512,289
Benefit Continuation	$0	$0	$0	$0	$77,034	(4)	$0	$0
Incremental Severance Sub-Total	$0	$0	$162,534	$512,289	$1,789,323		$512,289	$512,289
Previously Earned/ Vested Amounts
Vested 401(k) Savings Plan Balance	$196,623	$196,623	$196,623	$196,623	$196,623		$196,623	$196,623
Total Value	$196,623	$196,623	$359,157	$708,912	$1,985,946		$708,912	$708,912

(1)

Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last three completed fiscal years.

(2)

Represents the pro rata portion of the executive’s target annual bonus for the year of termination. Also assumes that, while any outstanding performance units would vest in the event of a change-in-control of the Company, the Compensation Committee would exercise its discretion to reduce any performance units awarded to the amount of the target annual incentive bonus.

(3)

The Company’s 2010 Incentive Compensation Plan and related agreements provide for acceleration of all unvested RSUs in the event of a change-in-control of the Company that is not approved by the Board of Directors and in the event of death or disability. In the event of termination after meeting early retirement (age 55 with 10 years of service), normal retirement (age 62), or involuntary termination without cause (absent a change-in-control), all unvested Performance RSUs vest one year after termination. Unvested Long-Term Incentive RSUs vest one year after termination provided the normal retirement criterion is met at the time of termination.

(4)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis for 24 months post termination.

Pay Ratio

For purposes of identifying the Company’s median employee from a total annual compensation perspective the Company applied the following methodology: the Company utilized a measurement date of December 31, 2018; annual total compensation included base salary, overtime, annual bonus, other incentive pay, Company match on retirement programs or profit sharing contributions, the grant date fair value of RSUs and other perquisites; the Company did not apply a cost-of-living adjustment to compensation for employees located outside of the U.S.

As of December 31, 2018, the Company had 18,251 total (U.S. and non-U.S.) employees. The median employee’s annual total compensation was $54,378. The resulting principal executive officer to median employee pay ratio was 155 to 1 given the Company’s principal executive officer’s total compensation of $8,403,146, as more fully described in the Summary Compensation Table.

First American Financial Corporation   2019 Proxy Statement | 53

Director Compensation

The following table sets forth the cash and other compensation earned by non-employee directors of the Company during the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)		All Other Compensation ($)		Total ($)
James L. Doti	164,000	(2)	99,978		-		263,978
Reginald H. Gilyard	98,000		99,978		-		197,978
Parker S. Kennedy	250,000		99,978		20,000	(3)	369,978
Margaret M. McCarthy	104,521		99,978		-		204,499
Michael D. McKee	125,000	(4)	99,978		-		224,978
Thomas V. McKernan	102,000	(5)	99,978		-		201,978
Mark C. Oman	112,000		99,978		-		211,978
Virginia M. Ueberroth	45,874	(6)	99,978		-		145,852
Martha B. Wyrsch	61,753	(7)	65,192	(7)	-		126,945

(1)

The amounts shown are the grant date fair value of stock awards granted in the year as computed in accordance with FASB ASC Topic 718 using the closing price of our common stock on the grant date. For information on the valuation of the awards, refer to Note 15 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(2)	Includes the grant date fair value of $89,999 for an RSU grant given in lieu of Dr. Doti’s annual cash retainer for board service and a $12,000 committee retainer earned in 2017, but paid in 2018.
(3)

Includes $20,000 for service on the board of directors of First American Trust, FSB, a subsidiary of the Company. In addition, the Company maintains an office for Mr. Kennedy and provides administrative support.

(4)

Includes the grant date fair value of $114,957 for an RSU grant given in lieu of Mr. McKee’s annual cash retainers for board, committee and committee chair service and a $10,000 committee retainer earned in 2017, but paid in 2018.

(5)	Includes $90,000 of deferred retainer fees earned for Board service pursuant to the Company’s deferred compensation plan.
(6)	Includes an $8,000 committee retainer earned in 2017, but paid in 2018. Ms. Ueberroth retired from the Board effective May 8, 2018. Her 2018 retainers were prorated accordingly.
(7)	Ms. Wyrsch was appointed to the Board effective May 8, 2018. Her retainers and stock award were prorated accordingly.

Compensation of non-employee directors consists of several components. The 2018 annual cash retainer was $90,000. The chairman of the Board received an additional retainer of $150,000. The lead independent director of the Company received an additional retainer of $25,000. The chairs of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee received an additional retainer equal to $25,000, $15,000 and $10,000, respectively. Members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee received an additional retainer equal to $12,000, $10,000 and $8,000, respectively. On February 21, 2018, the Company granted to each non-employee director RSUs with a grant date fair value of $99,978. Director RSUs vest over one year, subject to continued service on the Board. All outstanding awards vest upon retirement irrespective of length of service prior to such retirement. Directors may also receive additional compensation for serving on the board of directors of certain of the Company’s subsidiaries (payments are described in footnote three to the table above). In January of 2019, the Board of Directors, upon the recommendation of the Compensation Committee and its independent compensation consultant and after an assessment of relevant peer company and market data, increased the annual cash retainer for directors to $95,000 and the fair market value of the annual director RSU grant to $125,000.

54 | 2019 Proxy Statement   First American Financial Corporation

Director Compensation

The aggregate number of unvested RSUs held by each non-employee director as of December 31, 2018 was as set forth in the table below.

Name	Restricted Stock Units (#)
James L. Doti	5,936
Reginald H. Gilyard	1,802
Parker S. Kennedy	2,737
Margaret M. McCarthy	2,737
Michael D. McKee	5,367
Thomas V. McKernan	2,737
Mark C. Oman	2,737
Martha B. Wyrsch	1,316

The Board of Directors has established stock ownership guidelines for non-employee directors whereby such directors are expected to own at least five times their cash annual retainer in Company common stock. RSUs issued to directors are included for purposes of meeting the guidelines. Directors have five years following commencement of service to satisfy the guidelines.

First American Financial Corporation   2019 Proxy Statement | 55

II. Required Information

Code of Ethics

The Board of Directors has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of this code of ethics is posted in the corporate governance section of the Company’s Web site at www.firstam.com. To the extent the Company waives or amends any provisions of this code of ethics, it will disclose such waivers or amendments on the above Web site. The Board also has adopted a broader code of ethics and conduct, applying to all employees, officers and directors, which also has been posted to the Web site at the address stated above. Each of these codes is available in print to any stockholder who requests it. Such request should be sent to the secretary at our address indicated on the first page of this proxy statement.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines, which have been posted in the corporate governance section of the Web site at www.firstam.com and are available in print to any stockholder who requests them. Such request should be sent to the secretary at our address indicated on the first page of this proxy statement. In addition to stating the standards that the Board applies in determining whether or not its members are independent, these guidelines state the qualifications and responsibilities of our directors and describe fundamental aspects of our Board and certain of its committees.

Compensation Committee Interlocks and Insider Participation

During 2018, our Compensation Committee consisted of Messrs. Kennedy, McKee and Oman. Each member is not currently and has not formerly been an employee or officer of the Company, other than Mr. Kennedy, who was employed by the Company as its executive chairman until his retirement in February 2012, and there were and are no compensation committee interlocks involving any of the members of the Compensation Committee. See also the section entitled “Transactions with Management and Others” on page 16, regarding Mr. Kennedy’s son’s employment by a subsidiary of the Company.

Report of the Audit Committee

The Audit Committee of the Board of Directors reviews the Company’s accounting policies and financial reporting and disclosure practices, system of internal controls, audit process and the process for monitoring compliance with laws, regulations and corporate policies. The Board adopted a revised written charter for the Audit Committee on January 18, 2017. The Audit Committee has reviewed the Company’s audited consolidated financial statements and discussed them with management.

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed under applicable rules adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers its independence.

56 | 2019 Proxy Statement   First American Financial Corporation

II. Required Information

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and be filed with the U.S. Securities and Exchange Commission.

Audit Committee

James L. Doti, Chairman
Thomas V. McKernan
Mark C. Oman

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth details regarding equity securities of the Company that were authorized for issuance under equity compensation plans of the Company as of December 31, 2018.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
	(in thousands, except weighted-average exercise price)
Equity compensation plans approved by security holders	2,315	(2)	$27.66	4,515	(3)
Equity compensation not approved by security holders	—		—	—
	2,315		$27.66	4,515

(1)	Calculated solely with respect to outstanding unexercised stock options.
(2)

Consists of unexercised outstanding stock options and unvested or undistributed restricted stock units under the First American Financial Corporation 2010 Incentive Compensation Plan. See Note 15 to the Company’s consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2018 for additional information.

(3)	Consists of the sum of the shares remaining under the First American Financial Corporation 2010 Incentive Compensation Plan and the shares remaining under the Company’s Employee Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Rules adopted by the SEC require our officers and directors, and persons who own more than ten percent of our issued and outstanding common stock, to file reports of their ownership, and changes in ownership, of our shares with the SEC on prescribed forms. Officers, directors and greater-than-ten-percent stockholders are required by the SEC’s rules to furnish us with copies of all such forms they file with the SEC.

Based solely on the review of the copies of the forms received by us, or written representations from reporting persons that they were not required to file a Form 5 to report previously unreported ownership or changes in ownership, we believe that, since the filing of last year’s proxy statement, our officers, directors and greater-than-ten-percent beneficial owners timely complied with all such filing requirements.

First American Financial Corporation   2019 Proxy Statement | 57

II. Required Information

Relationship with Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PwC”) was selected by our Audit Committee as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2019. This firm has served as our independent accountants since 2009.

A representative of PwC is expected to be present at the meeting. The representative will have the opportunity to make any desired statement and to answer any appropriate questions by the stockholders.

Principal Accountant Fees and Services

The aggregate fees for 2018 and 2017 in the four categories of service set forth in the table below are as follows:

Aggregate fees billed in year(1)	2018	2017
Audit Fees	$5,976,301	$5,716,018
Audit-Related Fees(2)	$820,541	$765,564
Tax Fees(3)	$129,807	$219,014
All Other Fees(4)	$31,335	$466,224

(1)	All amounts include fees, out-of-pocket expenses, local sales and other taxes where applicable, and other disbursements.
(2)	These fees were incurred primarily for procedures performed for internal control reports.
(3)	These fees were incurred primarily for tax advice, compliance, and planning.
(4)	These fees were incurred primarily for services related to information security assessments (in 2017 only), software licensing, and human resources benchmarking.

Policy on Audit Committee Pre-approval of Audit and Permissible Nonaudit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all engagements of the Company’s independent principal registered public accounting firm for audit and nonaudit services. All of these engagements must be pre-approved by the Audit Committee or a designated member of that committee on an individual basis. The Audit Committee or its designee has pre-approved all engagements included in the “audit,” “audit-related,” “tax” and “other” categories in the table above.

Stockholder Proposals and Proxy Access

In order for a proposal by you or your fellow stockholders to be included in the proxy statement and form of proxy solicited by our Board for our next annual meeting of stockholders, the proposal must be received at our address indicated on the first page of this proxy statement no later than 6:00 p.m., Pacific time, on November 30, 2019 and must comply with all other requirements of SEC Rule 14a-8.

If you wish to submit a proposal for consideration at next year’s annual meeting without including the same in the proxy statement and form of proxy solicited by our Board, you should inform our secretary no later than 6:00 p.m., Pacific time, on February 7, 2020, of your intention to do so. If you wait longer, the holders of the proxies solicited by our Board may vote on your proposal at their discretion.

A stockholder, or group of up to 20 stockholders, owning at least 3% of the Company’s issued and outstanding stock entitled to vote generally in the election of directors continuously for at least three years, may nominate and include in our proxy materials for our next annual meeting of stockholders, director nominees constituting up to 20% of the Board, provided that the stockholder(s) and the director nominee(s) satisfy the requirements specified in our Bylaws, including delivering a complete submission in writing to our secretary by no later than 6:00 p.m., Pacific time, on November 30, 2019.

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II. Required Information

Proposals and nominations also must be submitted in accordance with the other applicable provisions of the Company’s bylaws, including the notice provisions.

These deadlines assume that the date of our next annual meeting will not be advanced or delayed by more than 30 calendar days from the one-year anniversary of the date of the current annual meeting. If such an event occurs, we will provide you with notice in our earliest possible quarterly report on Form 10-Q or on Form 8-K of the respective dates by which such proposals must be received.

Appraisal Rights

You are not entitled to appraisal rights in connection with the approval of the proposals to be voted upon at the meeting.

First American Financial Corporation   2019 Proxy Statement | 59

III. Corporate Responsibility and Sustainability

We recognize our responsibility towards the environment and to the communities in which we operate. Our commitment to socially responsible and sustainable practices is an integral part of how we do business. We believe that this is not only the right way to do business, but also that it will benefit our employees, clients, vendors, stockholders, communities and environment. We fulfill this responsibility in many ways, a few of which are highlighted below. More information can be found in the Sustainability, Caring For Our Community and Supplier Information sections of our Web site at www.firstam.com.

●

Environmental—The Company measures greenhouse gas emissions, water and energy consumption and solid waste generation in an ongoing commitment to reduce our environmental impact while making our operations more efficient. A few highlights include:

Some of Our Recent Success Stories

			Our data center reduced electricity consumption by 9% through the optimization of cooling control systems	38 U.S. facilities saved enough energy to reduce their annual combined greenhouse gas emissions by 19%, enough to power 2,652 homes’ electricity for one month

o

A “Green Team” that oversees and directs improvements in energy efficiency, water reduction, waste elimination and carbon management. Since its start, the Green Team has implemented improvement projects such as green cleaning, lighting retrofits, an energy demand response program, restroom fixture upgrades and a recycling program. The Green Team directs the activities of the Company’s Planet First council, which works to reduce our carbon footprint and improve communications about our sustainability initiatives and corporate stewardship.

			New energy-saving HVAC equipment in our corporate campus cafeteria annually saves enough energy to power 156 homes for one month	We have been tracking environmental data, such as electricity, natural gas, waste, and water since 2015

	o	Environmental impact audits conducted by third parties we engage for that purpose provide feedback about the areas in which we excel and the opportunities for improvement.

o

Renewable energy, electric vehicle charging stations, rideshare, recycling, locally-sourced food programs and water reduction fixtures and technologies help us to collectively reduce our environmental impact.

●

Social—The Company strives to be socially responsible by supporting the professional development and well-being of our employees and contributing to the communities in which we operate. We are proud to support our employees as they give back to the communities in which they live and work. Our employees contribute their passion, time and money to dozens of food banks, charity walks, children's causes, veterans support and more every year. Our employees make a difference in our core causes through a variety of activities nationally and locally, including:

o

Community Development—We give to organizations that work to create and sustain affordable housing, revitalize low- to moderate-income neighborhoods and support community services and economic development, including, for example:

60 | 2019 Proxy Statement   First American Financial Corporation

III. Corporate Responsibility and Sustainability

▪

For many years, we have sponsored Habitat for Humanity® “Team Build” events that support the communities in which our employees live and work. Employees take a paid volunteer day to pick up hammers, saws and paintbrushes and join a collaborative effort to build a home for a family in need.

o	Women’s Advocacy—We support organizations and initiatives that address women’s health, family and welfare issues.
▪

Our employees across the country have participated for many years in breast cancer walks and more recently in Ragnar® relays—raising money and awareness for charity. We have supported these efforts with donations, along with t-shirts and banners.

o	▪	Our Women in Leadership Institute promotes growth opportunities for women across our organization.
▪

We support the American Heart Association® Go Red for Women® campaign to raise awareness for heart disease and stroke in women. In 2018, employees wore red on National Wear Red Day® and participated in organized team heart walks. We donated $1 for every employee who posted photos of themselves and their teams wearing red to support the cause.

o

Human Services—We support organizations that provide access to services, education, benefits and opportunities for the disadvantaged, including programs that promote direct access to health services for patients and their families, such as:

▪

Our corporate campus cafeteria donates prepared food items to the Southwest Community Center in Santa Ana for service and distribution to the homeless and other economically disadvantaged individuals and families.

▪

Through our Change for Charity program, we collected spare change from employees across five offices to benefit designated local charities. In addition, we donated $1,000 to each local charity selected for each month.

	▪	Our volunteers can also be nominated for the Company’s Caring Eagle Awards where winners receive Giving Cards to donate to their favorite local charity.
▪

Supporting our own in times of need is another important part of our culture. In 2018, the Company provided $180,000 in financial support for employees who were permanently or temporarily displaced due to hurricanes or wildfires, plus over $56,000 was raised through employee donations.

First American Financial Corporation   2019 Proxy Statement | 61

III. Corporate Responsibility and Sustainability

We are proud that these and other efforts have been recognized through our inclusion on the Fortune 100 Best Places to Work For® list for four consecutive years, as well as being recognized with numerous other national and regional awards, such as:

62 | 2019 Proxy Statement   First American Financial Corporation

IV. Questions and Answers

Why have I been sent these proxy materials?

Our Board has sent you this proxy statement and the accompanying proxy card to ask for your vote, as a stockholder of our Company, on certain matters that will be voted on at the annual meeting.

What matters will be voted on at the meeting?

The matters scheduled to be voted on at the meeting are:

•

the election of three persons to serve on the Board as Class III directors until the next annual meeting at which Class III directors are elected or as soon as their successors are duly elected and qualified;

•	an advisory vote to approve executive compensation, which we refer to as a “Say on Pay” vote;
•	the ratification of the Company’s selection of PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm for the 2019 fiscal year; and
•	any other business properly raised at the meeting or any postponement or adjournment thereof.

At the time this proxy statement was mailed, our Board was not aware of any other matters to be voted on at the annual meeting.

Does our Board have any recommendations with respect to the listed proposals?

Our Board recommends you vote “FOR”: (1) all of its nominees for director; (2) the Say on Pay proposal; and (3) the ratification of PwC as our Company’s independent registered public accounting firm for the 2019 fiscal year.

Who may attend the annual meeting?

All stockholders of the Company.

Who is entitled to vote?

Stockholders of record as of the close of business on March 18, 2019, the record date, or those with a valid proxy from a bank, brokerage firm or similar organization that held our shares on the record date are entitled to vote on the matters to be considered at the annual meeting.

Who is a stockholder of record?

A stockholder of record is a person or entity whose name appears as an owner of one or more shares of our common stock on the records of our transfer agent as of its close of business on the record date.

How many shares are entitled to vote at the meeting?

As of the record date, 111,948,016 shares of our common stock, par value $0.00001 per share, were issued, outstanding and entitled to vote at the meeting.

How many votes do I have?

Each share of common stock is entitled to one vote on each proposal.

First American Financial Corporation   2019 Proxy Statement | 63

III. Questions and Answers

How many votes are needed to elect each director?

Those candidates receiving the highest number of affirmative votes, up to the number of Class III directors to be elected, will be elected as Class III directors. However, our bylaws provide that in uncontested elections, such as the election of Class III directors at this year’s annual meeting, any nominee who does not receive a majority of votes cast “for” his or her election (meaning more votes “for” than “withheld”) would be required to tender his or her resignation promptly following the failure to receive the required vote. Within 90 days of the certification of the stockholder vote, our Board would then be required to decide whether to accept the resignation. If the Board accepts the resignation offer, it will thereafter determine whether to fill the resulting vacancy or reduce the size of the Board.

Who are the director nominees?

The nominees for Class III directors are:

Reginald H. Gilyard

Parker S. Kennedy

Mark C. Oman

See biographical information regarding the nominees beginning on page 2.

How many votes are needed to approve, on an advisory basis, the Company’s executive compensation?

The affirmative vote of a majority of the shares present and entitled to vote at the annual meeting are needed to approve, on an advisory basis, the Company’s executive compensation presented herein.

Is the Board of Directors bound by the Say on Pay vote?

No. The Say on Pay vote is advisory and non-binding.

How many votes are needed to ratify PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019?

The affirmative vote of a majority of the shares present and entitled to vote at the annual meeting is needed to ratify PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

What happens if the Company’s choice of PwC as its independent registered public accounting firm is not ratified by the stockholders?

If the stockholders do not ratify PwC as the Company’s independent registered public accounting firm for the 2019 fiscal year, the Audit Committee will reconsider its choice of PwC as the Company’s independent registered public accounting firm and may retain a different independent registered public accounting firm; however, the Audit Committee may nonetheless determine that it is in the Company’s, and its stockholders’, best interests to retain PwC as the Company’s independent registered public accounting firm. Additionally, even if stockholders ratify the Audit Committee’s selection of PwC as the Company’s independent registered public accounting firm, the Audit Committee may at any time determine that it is in the Company’s, and its stockholders’, best interests to retain a different firm.

64 | 2019 Proxy Statement   First American Financial Corporation

III. Questions and Answers

How do I vote?

You can vote on matters that properly come before the meeting in one of four ways:

You may vote by mail.

You do this by signing and dating the proxy card and mailing it in the enclosed, prepaid and addressed envelope within the required time. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote by telephone.

You do this by following the instructions accompanying the proxy card. If you submit your proxy by telephone, your shares will be voted as you instruct. You do not have to separately mail in your proxy card. Some stockholders may not be able to submit their proxy by telephone.

You may vote on the Internet.

You do this by following the instructions accompanying the proxy card. If you submit your proxy on the Internet, your shares will be voted as you instruct. You do not have to separately mail in your proxy card. Some stockholders may not be able to submit their proxy on the Internet.

You may vote in person at the meeting.

You can vote in person at the meeting. However, if you hold your shares in street name (in the name of a bank, broker or other nominee), you must request and receive, prior to the meeting, a legal proxy from your bank, broker or other nominee giving you the right to vote your shares at the meeting and you must present the legal proxy at the meeting in order to vote your shares.

What happens if I sign and return my proxy card, but don’t mark my votes?

Dennis J. Gilmore, chief executive officer, or Kenneth D. DeGiorgio, executive vice president, will vote your shares as proxies in accordance with the recommendations of the Board reflected herein or in their discretion on any other matters that may properly come before the annual meeting or any adjournments or postponements thereof.

Can I revoke my proxy?

You have the power to change or revoke your proxy at any time before the polls close at the meeting. You may do this by:

•	signing and returning another proxy card with a later date;
•	if you are a stockholder of record, submitting written notice of your revocation to our secretary at our mailing address on the cover page of this proxy statement;
•	submitting your proxy by telephone or on the Internet (only your latest proxy is counted); or
•

voting in person at the meeting, provided that if your shares are held in street name (in the name of a bank, broker or other nominee), you have obtained a legal proxy from your bank, broker or nominee giving you the right to vote your shares at the meeting. Attendance at the meeting will not by itself constitute revocation of a proxy.

First American Financial Corporation   2019 Proxy Statement | 65

III. Questions and Answers

Please note that any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m. Central time on May 6, 2019.

What happens if my shares are held under the name of a brokerage firm?

If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares. Brokerage firms have authority under NYSE rules to vote customers’ unvoted shares on certain “routine” matters. We believe that the proposal to ratify the selection of the Company’s independent registered public accounting firm is a routine matter under NYSE rules. If you do not submit your proxy, your brokerage firm has discretion to either vote your shares on routine matters or leave your shares unvoted.

Please note that the election to the Board of the nominees named in this proxy statement is considered a non-routine matter under NYSE Rule 452. Accordingly, if you are a street name holder and do not submit your proxy to your broker, your broker will not have discretion to vote your shares with respect to that proposal, resulting in “broker non-votes” (as described below). The Say on Pay proposal is similarly considered non-routine under NYSE Rule 452.

We encourage you to provide instructions to your brokerage firm by submitting your proxy. This ensures that your shares will be voted at the meeting. You may have granted to your stockbroker discretionary voting authority over your account. Your stockbroker may be able to vote your shares depending on the terms of the agreement you have with your stockbroker.

Who will count the votes?

An employee of the Company’s transfer agent will serve as the inspector of elections and count the votes.

What does it mean if I get more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

What is “householding” and do we do it?

Although we do not “household” for our registered stockholders, some brokers, banks or similar entities holding our common stock for their customers may deliver only one copy of our proxy materials to a household with multiple stockholders sharing the same address, unless contrary instructions have been received from the affected stockholders. This procedure, referred to as “householding,” reduces the volume of duplicate materials stockholders receive and reduces mailing expenses. Stockholders sharing an address whose shares of our common stock are held by such an entity should contact such entity if they now receive (1) multiple copies of our proxy materials and wish to receive only one copy of these materials per household in the future, or (2) a single copy of our proxy materials and wish to receive separate copies of these materials in the future. Alternatively, if you wish to receive a separate set of proxy materials for this year’s annual meeting, we will deliver them promptly upon request to our secretary at our address indicated on the first page of this proxy statement or at (714) 250-3000.

What constitutes a “quorum?”

A “quorum” refers to the number of shares that must be represented at a meeting in order to lawfully conduct business. A majority of the outstanding shares of common stock entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the meeting. Without a quorum, no

66 | 2019 Proxy Statement   First American Financial Corporation

III. Questions and Answers

business may be transacted at the annual meeting. However, whether or not a quorum exists, a majority of the shares represented at the annual meeting, either in person or by proxy, may adjourn the annual meeting to another date, time and place. Abstentions and broker non-votes (defined below) will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business.

What is a “broker non-vote” and how is it treated?

A “broker non-vote” occurs with respect to a proposal if the proposal is considered non-routine under NYSE Rule 452 (as described above) and the broker has not received voting instructions from a beneficial owner and, therefore, does not have the discretionary authority to vote shares held by the beneficial owner with respect to such proposal. Broker non-votes are treated as present for purposes of establishing the presence or absence of a quorum. A broker non-vote will not affect the outcome of the election of directors. The election of directors is determined by a plurality of the votes cast, and no absolute number of affirmative votes is required. The determination of whether a director is required to resign after failing to receive more “for” votes than “withheld” votes in an uncontested election will not be affected by broker non-votes because broker non-votes will not count as votes cast “for” or “withheld” from a director nominee. Similarly, broker non-votes will not count as votes cast “for” or “against” the Say on Pay proposal and will have no effect on the results of that proposal. We do not anticipate broker non-votes occurring with respect to the auditor ratification proposal because that matter is considered “routine” under NYSE Rule 452.

How are abstentions treated?

Abstentions are treated as present and entitled to vote but not as votes “cast” under Delaware law. Because the election of directors is determined by a plurality of the votes cast, abstentions have no effect on the outcome of director elections. The determination of whether a director is required to resign after failing to receive more “for” votes than “withheld” votes in an uncontested election will not be affected by abstentions. However, since the proposal to ratify the selection of the Company’s independent public registered accounting firm and the Say on Pay proposal require the affirmative vote of a majority of the shares present and entitled to vote, abstentions will have the same effect as a vote “against” those proposals.

What percentage of stock do the directors and executive officers own?

Together, they owned approximately 3.0% of our common stock as of the record date. See “Security Ownership of Management” beginning on page 10 for more details.

When are stockholder proposals for our next annual meeting due in order to be included in the proxy statement?

We will consider proposals submitted by stockholders for inclusion in the proxy statement for the annual meeting to be held in 2020 if they are received no later than 6:00 p.m., Pacific time, on November 30, 2019 and comply with all other requirements of Securities and Exchange Commission (the “SEC”) Rule 14a-8. This date assumes that the date of our next annual meeting will not be advanced or delayed by more than 30 calendar days from the one-year anniversary of the date of the current annual meeting. See page 58 for more details.

Who is paying the cost of preparing, assembling and mailing the notice of the annual meeting of stockholders, proxy statement and form of proxy, and the solicitation of the proxies?

The Company. We will also pay brokers and other nominees for the reasonable expenses of forwarding solicitation materials to their customers who own our common stock.

First American Financial Corporation   2019 Proxy Statement | 67

III. Questions and Answers

Who may solicit proxies?

In addition to this proxy statement, our directors, officers and other regular administrative employees may solicit proxies. None of them will receive any additional compensation for such solicitation. MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018, has been engaged by the Company to solicit proxies at an estimated cost of $14,000 plus reimbursement of reasonable expenses.

How will solicitors contact me?

People soliciting proxies may contact you in person, by mail, by telephone, by e-mail or by facsimile.

Who are the largest principal stockholders outside of management?

The following table lists as of the record date the persons or groups of stockholders who are known to us to be the beneficial owners of more than 5% of our common stock. The information regarding beneficial owners of more than 5% of our common stock was gathered by us from the filings made by such owners with the SEC or from informal sources. Shares that may be acquired within 60 days are treated as outstanding for purposes of determining the amount and percentage beneficially owned. This table does not include shares beneficially owned by our directors and officers and entities controlled by them. See the tables under the heading “Security Ownership of Management” beginning on page 10 for that information.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group(1)	11,497,444	10.3%
BlackRock, Inc.(2)	10,610,094	9.5%
FMR LLC(3)	9,135,857	8.2%

(1)

According to a Schedule 13G/A filed on February 11, 2019, as of December 31, 2018, The Vanguard Group beneficially owned 11,479,444 shares of our common stock and had sole voting power over 52,608 shares, shared voting power over 12,966 shares, sole dispositive power over 11,424,428 shares and shared dispositive power over 55,016 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

Vanguard provides investment management services to the Company’s 401(k) Savings Plan, which plan offers Vanguard investments in its investment choices. Fees paid for investment management of these funds are incorporated into the fund net asset value (NAV) on a daily basis and fully disclosed as an expense ratio for the funds. As a result, these fees are paid by participants in the Company’s 401(k) Savings Plan and are not paid by the Company. The total amount of the fees will fluctuate based on the plan participant allocation decisions. The fees paid are reviewed by the fiduciaries of the 401(k) Savings Plan and are determined to be reasonable for the services provided.

The Company and our affiliates engage in ordinary course trading; arrangements relating to the placement of investment funds of the Company, its affiliates or their clients; or other transactions or arrangements with The Vanguard Group and its affiliates and related entities. From time to time, The Vanguard Group, its affiliates or their related entities may purchase products or services from the Company or its affiliates. These transactions occur on arm’s-length bases and contain customary terms and conditions.

(2)

According to a Schedule 13G/A filed on February 4, 2019, as of December 31, 2018, BlackRock, Inc. beneficially owned 10,610,094 shares of our common stock and had sole voting power over 9,862,186 shares and sole dispositive power over 10,610,094 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

BlackRock provides investment management services to the Company’s 401(k) Savings Plan, which plan offers a BlackRock investment in its investment choices. Fees paid for investment management of these funds are incorporated into the fund NAV on a daily basis and fully disclosed as an expense ratio for the funds. As a result, these fees are paid by participants in the Company’s 401(k) Savings Plan and are not paid by the Company. The total amount of the fees will fluctuate based on the plan participant allocation decisions. The fees paid are reviewed by the fiduciaries of the 401(k) Savings Plan and are determined to be reasonable for the services provided.

The Company and our affiliates engage in ordinary course trading; arrangements relating to the placement of investment funds of the Company, its affiliates or their clients; or other transactions or arrangements with BlackRock, Inc. and its affiliates and related entities. From time to time, Blackrock, Inc., its affiliates or their related entities may purchase products or services from the Company or its affiliates. These transactions occur on arm’s-length bases and contain customary terms and conditions.

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III. Questions and Answers

(3)

According to a Schedule 13G/A filed on February 13, 2019, as of December 31, 2018, FMR LLC, through its subsidiaries, affiliates and other companies, including FMR Co., Inc. (an investment advisor that had beneficial ownership of 5% or more of our common stock) and Abigail P. Johnson, through her family members’ direct and indirect control of FMR and its affiliates, beneficially owned 9,135,857 shares of our common stock and had sole dispositive power over all 9,135,857 shares. Directly or indirectly, FMR had sole voting power over 561,743 shares of our common stock. According to the Schedule 13G/A, neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. The address of FMR and Ms. Johnson is 245 Summer Street, Boston, MA 02210.

Affiliates of FMR also provide administrative, brokerage, and/or recordkeeping services for our 401(k) Savings Plan, incentive compensation plan, deferred compensation plan, employee stock purchase plan and health savings accounts. Annual fees payable for these services are approximately $1.3 million. Fidelity provides investment management services to the Company’s 401(k) Savings Plan, which plan offers Fidelity investments in its investment choices. Fees paid for investment management of these funds are incorporated into the fund NAV on a daily basis and fully disclosed as an expense ratio for the funds. As a result, these fees are paid by participants in the Company’s 401(k) Savings Plan and are not paid by the Company. The total amount of the fees will fluctuate based on the plan participant allocation decisions. The fees paid to FMR and its affiliates relating to these plans and the health savings account are reviewed by the Company’s administrative benefits plan committee and are determined to be reasonable for the services provided.

The Company and our affiliates engage in ordinary course trading; arrangements relating to the placement of investment funds of the Company, its affiliates or their clients; or other transactions or arrangements with FMR and its affiliates and related entities. From time to time, FMR, LLC, its affiliates or their related entities may purchase products or services from the Company or its affiliates. These transactions occur on arm’s-length bases and contain customary terms and conditions.

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V. Other Information

Our Annual Report on Form 10-K is available at www.firstam.com/proxymaterials, together with the Company’s notice of annual meeting, proxy statement, and other proxy materials. We will, upon the written request of any stockholder on the record date for the annual meeting, furnish without charge a copy of our Annual Report on Form 10-K filed with the SEC for the year 2018 and will furnish, at a charge of $10, a copy of the exhibits thereto. If applicable, such request should contain a representation that the person requesting this material was a beneficial owner of our shares on the record date. Such request should be sent to the secretary at our address indicated on the first page of this proxy statement.

The Board is not aware of any matters to come before the meeting other than those set forth on the notice accompanying this proxy statement. If any other matters come before the meeting, the holders of the proxies will vote thereon in their discretion.

By Order of the Board of Directors Jeffrey S. Robinson Vice President and Secretary

Santa Ana, California

March 29, 2019

70 | 2019 Proxy Statement   First American Financial Corporation

Appendix A

Non-GAAP Financial Measures

This proxy statement contains certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including adjusted return on average total equity, adjusted total revenue, adjusted net income per share and adjusted pretax margins for the Company and for the title insurance and services segment. The Company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. Below, these non-GAAP financial measures are presented with, and reconciled to, the most directly comparable GAAP financial measure. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Non-GAAP Financial Measures Used by the Compensation Committee

The Company is presenting adjusted return on average total equity and adjusted pretax margin because the Company’s Compensation Committee uses these measures as a factor in assessing performance for the purpose of making compensation decisions.

Adjusted return on average total equity is a non-GAAP financial measure because it excludes accumulated other comprehensive loss and noncontrolling interests from total equity (in both 2017 and 2018). Starting in 2018, the Compensation Committee changed the adjusted return on average total equity and adjusted pretax margin calculations to also exclude net realized gains/losses in the investment portfolio. For 2017, the Compensation Committee additionally exercised its discretion to exclude pension termination losses from return on average total equity and pretax margin, as well as the impact of tax reform from return on average total equity.

	Year Ended December 31, ($ in thousands)
Adjusted Return on Average Total Equity	2018		2017
Net income attributable to the Company	$474,496		$423,049
Total equity	$3,745,388		$3,483,025
GAAP return on average total equity	13.1%		13.0%

Reconciliation of Non-GAAP Adjustments:
Net income attributable to the Company	$474,496		$423,049
Net realized losses in the investment portfolio, net of tax	42,650		—
Pension termination losses, net of tax	—		100,576
Impact of tax reform	—		(114,142)
Adjusted net income attributable to the Company	$517,146		$409,483

Total equity	$3,745,388		$3,483,025
Accumulated other comprehensive loss	160,575		67,509
Noncontrolling interests	(3,507)		(3,070)
Net realized losses in the investment portfolio, net of tax	42,650		—
Impact of tax reform	—		(114,142)
Adjusted total equity	$3,945,106		$3,433,322
Adjusted return on average total equity	14.0%	(1)	12.3%	(1)

(1)

Preliminary calculations of adjusted return on average total equity (13.8% for 2018 and 12.4% for 2017) were utilized by the Compensation Committee for purposes of determining compensation metric results for the annual incentive plan. The plan provides for no adjustment to the resulting payout if the final calculation of the metric would result in a bonus amount that differs by five percent or less from the amount determined by the preliminary calculation.

First American Financial Corporation   2019 Proxy Statement | A-1

Appendix A. Non-GAAP Financial Measures

	Year Ended December 31, ($ in thousands)
Adjusted Pretax Margin	2018	2017
Pretax income	$609,538	$445,331
Total revenue	$5,747,844	$5,772,363
GAAP pretax margin	10.6%	7.7%

Reconciliation of Non-GAAP Adjustments:
Pretax income	$609,538	$445,331
Net realized losses in the investment portfolio	56,119	—
Pension termination losses	—	152,388
Adjusted pretax income	$665,657	$597,719

Total revenue	$5,747,844	$5,772,363
Net realized losses in the investment portfolio	56,119	—
Adjusted total revenue	$5,803,963	$5,772,363
Adjusted pretax margin	11.5%	10.4%

Other Non-GAAP Financial Measures

The Company is also presenting adjusted total revenue, adjusted net income per share and adjusted pretax margins for the Company and for the title insurance and services segment because they provide the Company’s management and readers of this Proxy Statement with additional insight into the operational performance of the Company. Adjusted total revenue, adjusted net income per share and adjusted pretax margins for the Company and for the title insurance and services segment are non-GAAP financial measures because they exclude net realized investment losses (gains).

	Year Ended December 31, ($ in thousands)
Adjusted Total Revenue	2018	2017
GAAP Total Revenue	$5,747,844	$5,772,363
Net realized investment losses (gains)	56,487	(11,234)
Adjusted total revenue	$5,804,331	$5,761,129

A-2 | 2019 Proxy Statement   First American Financial Corporation

Appendix A. Non-GAAP Financial Measures

	Year Ended December 31, ($ in thousands)
Adjusted Net Income Per Share	2018	2017
Net income attributable to the Company	$474,496	$423,049
Diluted weighted-average common shares outstanding	113,279	112,435
GAAP Diluted net income per share attributable to the Company's stockholders	$4.19	$3.76

Reconciliation of Non-GAAP Adjustments:
Net income attributable to the Company	$474,496	$423,049
Net realized investment losses (gains), net of tax	44,116	(10,639)
Adjusted net income attributable to the Company	$518,612	$412,410

Diluted weighted-average common shares outstanding	113,279	112,435
Adjusted diluted net income per share attributable to the Company's stockholders	$4.58	$3.67

Year Ended December 31, ($ in thousands)
Adjusted Pretax Margin	2018
Pretax income	$609,538
Total revenue	$5,747,844
GAAP pretax margin	10.6%

Reconciliation of Non-GAAP Adjustments:
Pretax income	$609,538
Net realized investment losses	56,487
Adjusted pretax income	$666,025

Total revenue	$5,747,844
Net realized investment losses	56,487
Adjusted total revenue	$5,804,331
Adjusted pretax margin	11.5%

First American Financial Corporation   2019 Proxy Statement | A-3

Appendix A. Non-GAAP Financial Measures

Year Ended December 31, ($ in thousands)
Adjusted Pretax Margin - Title Insurance and Services Segment	2018
Pretax income	$655,003
Total revenue	$5,282,781
GAAP pretax margin	12.4%

Reconciliation of Non-GAAP Adjustments:
Pretax income	$655,003
Net realized investment losses	49,119
Adjusted pretax income	$704,122

Total revenue	$5,282,781
Net realized investment losses	49,119
Adjusted total revenue	$5,331,900
Adjusted pretax margin	13.2%

A-4 | 2019 Proxy Statement   First American Financial Corporation

1 First American Way, Santa Ana, CA 92707

800.854.3643▼www.firstam.com▼NYSE: FAF

ARTESIA FRWY
RIVERSIDE FRWY
91
5
605
57
FRWY 55
39
GARDEN 22 GROVE FRWY
BRISTOL ST
MAIN ST
MESA
JAMBOREE RD
405
FIRST AMERICAN HOME OFFICE
MACARTHUR
BEACH BLVD
1
COSTA 55
JOHN WAYNE AIRPORT
JAMBOREE RD
SAN JOAQUIN HILLS TRANS CORR
133
CYN
LAGUNA
73
COAST HWY
COLUMBINE AVE
MAPLE
HALLADAY
S. MAIN ST
FIRST AMERICAN S.
MACARTHUR PL
FIRST AMERICAN WAY
MACARTHUR BLVD
1 First American Way

From San Diego: Take I-5 north, transition to I-405 north to 55 north. Exit MacArthur Blvd., turn left under freeway to MacArthur Place. Right to First American Way.

From Los Angeles: Take I-5 south, transition to 55 south. Exit MacArthur Blvd., turn right on MacArthur Blvd. to MacArthur Place. Right to First American Way.

From Riverside: Take 91 west, transition to 55 south. Exit MacArthur Blvd., turn right on MacArthur Blvd. to MacArthur Place. Right to First American Way.

1 First American Way, Santa Ana, CA 92707

800.854.3643▼www.firstam.com▼NYSE: FAF

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 7, 2019

1:00 p.m. Pacific Time

At the home office of

First American Financial Corporation

1 First American Way, Santa Ana, California 92707

Your Vote Is Important to the Company!

First American Financial Corporation
1 First American Way
Santa Ana, California 92707	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 7, 2019.

The undersigned stockholder of First American Financial Corporation hereby revokes all previously granted proxies and appoints Dennis J. Gilmore and Kenneth D. DeGiorgio, and each of them, with power to each of substitution, to attend the annual meeting of the stockholders of said corporation to be held May 7, 2019, at 1:00 p.m. Pacific Time at the home office of First American Financial Corporation, 1 First American Way, Santa Ana, California, and any adjournments or postponements thereof; and to vote the shares of the undersigned at such meeting as indicated on the reverse side hereof, with all powers that the undersigned would have if acting in person; and with discretionary authority to act on such other matters as may properly come before said meeting or any adjournments or postponements thereof.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED SPECIFICALLY ON THE PROPOSALS LISTED ON THE REVERSE SIDE HEREOF AS THERE SPECIFIED. WHERE NO SPECIFICATION IS MADE, SAID SHARES SHALL BE VOTED FOR ITEMS 1, 2, AND 3.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945

St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/faf Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 6, 2019.

PHONE – 1-866-883-3382 – Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 6, 2019.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

⇩	Please detach here	⇩

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of Class III directors:	01 Reginald H. Gilyard 02 Parker S. Kennedy 03 Mark C. Oman	☐	Vote FOR all nominees (except as marked)		☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Advisory Vote to Approve Executive Compensation.			☐	For	☐	Against	☐	Abstain

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.			☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on this Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.